Exhibit 10.20

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

FSC HOLDING COMPANY, LLC,

a Delaware limited liability company,

FSC THERAPEUTICS, LLC,

a Delaware limited liability company,

FSC LABORATORIES, INC.

a Delaware corporation,

Peter Steelman,

JAMES FLYNN,

and

Deerfield CSF, llc,

a Delaware limited liability company, on the one hand

and

FLAMEL US HOLDINGS, INC.,

a Delaware corporation,

and

Flamel Technologies SA,

a société anonyme organized under the laws of the Republic of France, solely for purposes of Section 1.7, on the other hand

Dated as of February 5, 2016

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Table of Contents

(continued)

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of February 5, 2016, by and among JAMES FLYNN, PETER STEELMAN, Deerfield CSF, LLC, a Delaware limited liability company (collectively, the “Sellers”), FSC HOLDING COMPANY, LLC, a Delaware limited liability company (the “Company”), FSC THERAPEUTICS, LLC, a Delaware limited liability company (“FSC Therapeutics”), FSC LABORATORIES, INC., a Delaware corporation (“FSC Labs”), on the one hand and Flamel Technologies SA, a société anonyme organized under the laws of the Republic of France (“Flamel SA”), solely for purposes of Section 1.7, and FLAMEL US HOLDINGS, INC., a Delaware corporation (the “Buyer”), on the other hand. Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

The Sellers desires to sell, and the Buyer desires to purchase, all of the issued and outstanding membership interests of the Company, consisting of 1,000 Preferred Units and 1,000 Common Units (together the “Units”), for the consideration and on the terms and subject to the conditions set forth herein.

AGREEMENT

The Parties to this Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.             DESCRIPTION OF TRANSACTION

1.1           Purchase and Sale.  On the terms and subject to the conditions of this Agreement, effective at the Effective Time, Sellers shall sell and deliver to the Buyer, and the Buyer shall purchase and accept from Sellers, all of the Units, free and clear of all Encumbrances, in exchange for the consideration set forth herein.1.2           Consideration.  The Buyer shall make the following payments to the Sellers as consideration for the sale of the Units from Sellers to Buyer (all such payments together, following all adjustments contemplated in this Agreement, the “Purchase Price”):

(a)          The Buyer shall pay to the Sellers $262,500 on the last business day of each April, July, October and January starting with the last business day of April 2016 and ending with the last business day of October 2020 and shall pay $15,262,500 to the Sellers on the last business day of January 2021 for a total of $20,250,000 (all such payments together, the “Fixed Payments”); and

(b)          The Buyer shall pay the Deferred Consideration to the Sellers subject to and in accordance with Section 1.6.

All payments of the Purchase Price shall be made among the Sellers in the amounts designated in Exhibit B by wire transfer of immediately available funds to the account(s) designated in Exhibit B or otherwise designated by the Sellers in writing no later than five Business Days prior to the date such payment shall be due. Each Seller acknowledges and agrees to such allocation notwithstanding the terms, conditions and allocations set forth in the operating agreement or other governing documents of the Company.

1.3           Indebtedness; Transaction Expenses; Post-Closing Adjustment.

(a)          Immediately prior to the Closing: (1) Deerfield PDI Financing II, L.P. shall transfer to Deerfield Private Design International II, L.P. all of its rights, title and interest in the Affiliated Company Indebtedness, (2) Deerfield Private Design International II, L.P. and Deerfield Private Design Fund II, L.P. shall contribute to the Company all of their rights, title and interest in all of the Affiliated Company Indebtedness and (iii) the Company shall contribute to FSC Labs and FSC Therapeutics as applicable, all of its rights, title and interest in the Affiliated Company Indebtedness, with the effect that at Closing there shall be no outstanding Affiliated Company Indebtedness (whether principal, interest or otherwise), all documents related to the Affiliated Company Indebtedness shall be terminated with no residual Liability on the part of any Company Party and all Encumbrances thereunder shall be released (the foregoing transactions, the “Affiliated Company Indebtedness Termination”). Immediately after the Affiliated Company Indebtedness Termination but immediately prior to the Closing, Deerfield Private Design International II, L.P. and Deerfield Private Design Fund II, L.P. shall contribute all of their Units to Deerfield CSF, LLC.

(b)          There shall be no outstanding Company Indebtedness, including Affiliated Company Indebtedness, at the Effective Time and neither the Buyer nor any of its Affiliates (including the Company Parties after the Closing) shall have any responsibility for any Company Indebtedness. If there shall be any outstanding Company Indebtedness at the Effective Time, Sellers shall pay all such Company Indebtedness at the Closing and, if the Sellers do not pay, Buyer shall be entitled to deduct such outstanding amount from the amount of Fixed Payments payable pursuant to Section 1.2(a) and Buyer shall use such amount to directly repay such Company Indebtedness.

(c)          There shall be no outstanding Transaction Expenses at the Effective Time and neither the Buyer nor any of its Affiliates (including the Company Parties after the Closing) shall have any responsibility for any Transaction Expenses. If there shall be any outstanding Transaction Expenses at the Effective Time, Sellers shall pay all such Transaction Expenses at the Closing and, if the Sellers do not pay, Buyer shall be entitled to deduct such outstanding amount from the amount of Fixed Payments payable pursuant to Section 1.2(a) and Buyer shall use such amount to directly pay the Transaction Expenses.

(d)          After payment by the Company Parties of all Company Indebtedness, Transaction Expenses and other obligations of the Company Parties, the Company shall be entitled to make a distribution to the Sellers of all freely available and unrestricted cash held by the Company Parties as of immediately prior to the Closing, excluding cash needed to pay any checks or other drafts that are issued by the Company Parties but not deposited by the recipient thereof as of the Closing Date, or any other obligations of the Company Parties arising prior to the Closing for which such cash would be used as payment.

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(e)          Within 120 days after the Closing, Buyer shall notify the Sellers whether (i) the actual amount of outstanding Company Indebtedness and/or Transaction Expenses at Closing exceeded the respective amounts determined pursuant to Sections 1.3(b) and 1.3(c) and/or (ii) the Closing Working Capital was less than the Lower Target Amount or more than the Upper Target Amount. The Sellers shall have twenty Business Days after delivery by Buyer of its notice to object in writing to the statements made in Buyer’s notice. If the Sellers timely deliver such an objection notice, Buyer and the Sellers shall cooperate in good faith to resolve such disputes as promptly as practicable. If no such resolution is achieved within 30 days after delivery by the Sellers of their objection notice, Buyer and the Sellers shall be obligated to submit the remaining disputes to the Reviewing Accountant, which shall be engaged only to resolve the remaining disputes. If the resolution of such disputes, whether by agreement of Buyer and the Sellers or determination of the Reviewing Accountant, results in a determination that the actual amount of outstanding Company Indebtedness and/or Transaction Expenses at Closing exceeded the respective amounts determined pursuant to Sections 1.3(b) and 1.3(c) or that the Lower Target Amount exceeded the Closing Working Capital, or if the Sellers do not timely deliver an objection notice under this Section 1.3(d), the Sellers shall, within five Business Days thereafter, pay to Buyer the applicable amount owed to Buyer (which shall be equal to (x) the amount by which the outstanding Company Indebtedness at Closing exceeds the amounts determined pursuant to Section 1.3(b), plus (y) the amounts by which the outstanding Transaction Expenses at Closing exceeds the amount determined pursuant to Section 1.3(c), plus (z) the difference between the Closing Working Capital, as finally determined pursuant to this Section 1.3(e), and $0). To the extent such amount owed by Sellers to Buyer is not paid on or prior to the date Buyer is to make any Fixed Payment or Deferred Payment to Sellers, Buyer may deduct from such Fixed Payment or Deferred Payment, as the case may be, and, to the extent necessary, any subsequent Fixed Payment or Deferred Payment, the amount owed to it by Sellers pursuant to this Section 1.3(e). If the Closing Working Capital as finally determined hereunder was more than the Upper Target Amount, the Buyer shall promptly pay to the Sellers the amount by which such finally determined Closing Working Capital amount exceeds $0. The costs, fees and expenses charged by the Reviewing Accountant for its engagement pursuant to this Section 1.3(e) shall be allocated equally amount Buyer and Sellers.

1.4           Purchase Price Allocation. The consideration described in Section 1.2 shall be allocated 55.0% to FSC Labs and 45.0% to FSC Therapeutics for U.S. income tax purposes according to Schedule 1.4 (the “Purchase Price Allocation Schedule”). The portion of the consideration described in Section 1.2 allocated to FSC Therapeutics, LLC shall be further allocated among its assets for U.S. income tax purposes in accordance with the methodology set forth on the Purchase Price Allocation Schedule. The parties will follow the methodology set forth on the Purchase Price Allocation Schedule and shall not (and shall not permit any Affiliates to) take any U.S. federal income tax position, or file any Tax Return for U.S. federal income tax purposes, inconsistent therewith, unless otherwise required by a change of law after the date hereof, a closing agreement with the IRS, or a decision of a court of competent jurisdiction. Each of the Buyer and the Sellers shall notify the other parties if the IRS challenges the Purchase Price allocations and shall keep the other parties reasonably informed of the status and progress of such challenge.

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1.5           Closing; Effective Time; Closing Deliveries.

(a)          Closing; Effective Time.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by the electronic or other exchange of documents and signature pages, on the date hereof, such date referred to herein as the “Closing Date”. The Closing will be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”), and all actions scheduled in this Agreement to take place at the Closing shall be deemed to occur simultaneously at such time.

(b)          Closing Documents Delivered by the Sellers. At or prior to the Closing, the Sellers shall have delivered to the Buyer:

(i)          Resignation letters, in form and substance reasonably acceptable to Buyer, of each of the directors, managers and certain officers of the Company Parties specified by the Buyer, effective as of the Effective Time;

(ii)         A certificate executed by the Secretary of each Company Party certifying that (A) attached thereto is a true and complete copy of such Company Party’s certificate of formation or certificate of incorporation and all amendments thereto and then in effect, in each case certified by the Secretary of State of the State of Delaware; (B) attached thereto are certificates of good standing of such Company Party from its jurisdiction of organization and in each jurisdiction in which it is licensed or qualified to conduct business; dated not more than five days before the Closing Date; (C) attached thereto is a true and complete copy of such Company Party’s bylaws or limited liability company agreement and all amendments thereto and then in effect; (D) for just the Company, attached thereto is a true and complete copy of the resolutions adopted by the members and managers of the Company authorizing the execution, delivery and performance of the Transaction Agreements and the transactions contemplated hereby, and (E) for just the Company, as to the incumbency and signatures of each individual who will execute documents at the Closing on behalf of the Company;

(iii)        Documentation from the Company evidencing the Affiliated Company Indebtedness Termination which provides that (A) after giving effect to the contributions set forth in Section 1.5, (1) all agreements related to the Affiliated Company Indebtedness are terminated, (2) all obligations related to the Affiliated Company Indebtedness are deemed paid in full, and (3) all Encumbrances related to the Affiliated Company Indebtedness are released and (B) the Sellers which are lenders and the Company authorize the Buyer to file any UCC termination statements deemed appropriate by the Buyer to effect the Affiliated Company Indebtedness Termination;

(iv)        Payoff letters for all other Company Indebtedness outstanding as of the Closing Date, setting forth the amount required to pay off in full all such Company Indebtedness and otherwise providing for the complete satisfaction and/or release as of the Closing Date of all of such Company Indebtedness to the Persons to whom such Company Indebtedness is owed, and the complete release of any Encumbrances or guarantees any such Person may have against any Company Party or any of their respective assets or properties, along with supporting documentation, all in customary form reasonably satisfactory to the Buyer;

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(v)         (A) a certificate executed by each Seller in accordance with the requirements of Treasury Regulation Section 1.1445-2(b)(2) certifying that such Seller is not a foreign person (as such term is defined in the Code and the Treasury Regulations promulgated in connection therewith) and (B) two (2) original copies of IRS Form W-9 from each Seller, each such copy duly executed by such Seller;

(vi)        Unit transfer powers, each in form and substance reasonably acceptable to the Buyer, evidencing the transfer and assignment of the Units from the applicable Seller to the Buyer hereunder, together with any other documents that are necessary to transfer to Buyer good and valid title to the Units, free and clear of all Encumbrances;

(vii)       Copies of all Company Approvals, duly executed by the applicable consenting party (if applicable), and, in the case of the Company Approvals relating to the Leases, together with certificates of estoppel reasonably satisfactory to Buyer;

(viii)      Releases from each of the Sellers, each in form and substance reasonably acceptable to the Buyer, of all claims such Seller may have against any Company Party, Buyer or any of their respective Affiliates;

(ix)         Non-competition and non-solicitation agreements from Peter Steelman and James Flynn, in form and substance reasonably acceptable to Buyer; and

(x)          The contents of the electronic data room maintained by the Sellers in connection with the transactions contemplated by this Agreement.

1.6           Deferred Consideration.

(a)          Deferred Payments. The Buyer shall pay (or cause to be paid) to the Sellers (or their successors and assigns) quarterly deferred payments (each, a “Deferred Payment”) equal to 15.0% of Net Sales of the Products in such quarter (collectively, the “Deferred Consideration”), subject to Section 1.6(b).

(b)          Payment of the Deferred Payments. The Deferred Payments described in Section 1.6(a) shall be paid quarterly in arrears and shall accrue daily for each quarter from and after the Closing until the earlier of (i) the tenth anniversary of the Closing Date or (ii) $12,500,000 in the aggregate of Deferred Payments have been paid to the Sellers. No later than three Business Days following the date the Buyer files its Earnings Report (if a public filing) or has prepared its Earnings Report (if not a public filing) for each calendar quarter (but in no event later than sixty days following the last day of each of the first three quarters and one hundred twenty days following the last day of the fourth quarter of each calendar year), the Buyer shall pay to the Sellers the Deferred Payment for such quarter. On the same day it makes a Deferred Payment, the Buyer shall deliver or cause to be delivered to the Sellers a written statement showing all Net Sales of Products during such quarter and the corresponding Deferred Payment (each a “Deferred Payment Calculation”). All Deferred Payments shall be made among the Sellers in the amounts designated in Exhibit B by wire transfer of immediately available funds to the account(s) designated in Exhibit B or otherwise designated by the Sellers in writing no later than five Business Days prior to the date such Deferred Payment shall be due. For the avoidance of doubt, the accrual of Deferred Payments shall terminate on the tenth anniversary of the Closing Date even if less than $12,500,000 of aggregate Deferred Payments shall have accrued as of such tenth anniversary.

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(c)          Delinquent Deferred Payments. Any Deferred Payment not paid when due shall bear interest at the Default Rate, compounded daily, or the highest rate then permitted by applicable law, whichever is less, from the date such payment was due until the date paid.

(d)          Audit Right. Upon not less than ten Business Days written notice (the “Audit Notice”), the Sellers shall have the right to audit the books and records of the Company Parties for the purpose of determining the correctness of their computation and payment of any Deferred Payment for up to three years prior to the date of the Audit Notice and for the purposes of determining compliance with the other covenants set forth in this Section 1.6. Such audit may not be conducted more than once in any calendar year and shall be conducted during normal business hours at the Sellers’ cost, provided, that any accounting firm or other Representative involved enters into a reasonable confidentiality agreement with the Company (to be approved by the Company in its sole reasonable discretion) prior to commencing any such audit. The Buyer shall provide the Sellers and their advisors with reasonable access to all pertinent books and records of the Company related to the Products and shall reasonably cooperate with the Sellers’ and their advisors’ efforts to conduct such audits. The Sellers may object to any Deferred Payment Calculation by delivering a written notice of objection (a “Deferred Payment Calculation Objection Notice”), which shall specify the items in the applicable Deferred Payment Calculation disputed by the Sellers and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If the Sellers deliver a Deferred Payment Calculation Objection Notice, Buyer and the Sellers shall negotiate in good faith for up to ten Business Days to resolve the disputed items and agree upon the resulting amount of the Deferred Payment that is the subject of the Deferred Payment Calculation Objection Notice. If Buyer and the Sellers are unable to reach agreement within ten Business Days after the Deferred Payment Calculation Objection Notice has been delivered, all unresolved disputed items shall be promptly referred to the Reviewing Accountant. The Reviewing Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Deferred Payment Calculation as promptly as practicable, but in no event greater than 30 days after such submission to the Reviewing Accountant, and to resolve only those unresolved disputed items set forth in the Deferred Payment Calculation Objection Notice. If unresolved disputed items are submitted to the Reviewing Accountant, Buyer and the Sellers shall each furnish to the Reviewing Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Reviewing Accountant may reasonably request. The Reviewing Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by Buyer and the Sellers, and not by independent review. The Reviewing Accountant will not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement. The resolution of the dispute and the calculation of the Deferred Payment that is the subject of the Deferred Payment Calculation Objection Notice by the Reviewing Accountant shall be final and binding on the parties hereto. If there has been an underpayment of the aggregate Deferred Payment due for the period being audited of more than five percent (5%) of the amount due for the period, the Buyer shall reimburse the Sellers for the reasonable out-of-pocket costs (including Reviewing Accountants’ fees) incurred by the Sellers pursuant to this Section 1.6(d).

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(e)          Assignment or Sublicense by the Buyer. The Buyer shall continue to be obligated to pay the Deferred Payments, subject to the aggregate maximum amount and time period set forth in Section 1.6(b), on all sales by all direct or indirect licensees and assignees of any rights to sell, market or otherwise distribute the Products, and the provisions of this Section 1.6 shall apply to all such sales as if made directly by a Company Party.

(f)          Credit Facility Restrictions. The Buyer represents and warrants that there are no restrictions or limitations on the Buyer’s ability to make the payments that are or may be required to be paid to the Sellers under this Agreement in any Contract of the Buyer or any of its Subsidiaries (excluding the Company Parties), including in any loan agreement, note debenture or other document evidencing any indebtedness of the Buyer and any of its Subsidiaries (excluding the Company Parties). The Buyer shall not enter into, or amend, any Contract of it or its Subsidiaries after the Closing the effect of which is to place any restrictions or limitations on the Buyer’s or the Company Parties’ ability to make the payments that are or may be required to be paid to the Sellers under this Agreement.

(g)          Acceleration. Notwithstanding anything to the contrary contained in this Section 1.6 (including, without limitation, the quarterly structuring of deferred payments set forth above), upon and at any time after the occurrence of any Acceleration Trigger Event, (x) an amount equal to the Accelerated Value (together with any applicable interest accrued thereon) shall automatically become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind (except for any notice contemplated in the definition of Acceleration Trigger Event, if applicable), all of which are hereby knowingly and expressly waived by the Buyer, and (y) the Sellers may exercise any and all other rights and remedies available to it under this Agreement and applicable law to enforce its right to receive payment of the Accelerated Value (plus any applicable accrued interest).

(h)          No Security. The parties hereto understand and agree that (i) the contingent rights to receive any Deferred Payment shall not be represented by any form of certificate or other instrument and do not constitute an equity or ownership interest in Buyer or any Company Party, (ii) Sellers shall not have any rights as securityholders of Buyer or of any Company Party as a result of Sellers’ contingent right to receive any Deferred Payment hereunder, and (iii) no interest is payable with respect to any Deferred Payment except as provided in Section 1.6(c).

(i)          Tax Treatment. The Sellers and the Buyer agree that the Deferred Payments represent part of the consideration for the sale of the Units to the Buyer.  Buyer shall not claim, and shall not permit any of its Affiliates or any transferee that assumes the obligation to make any Deferred Payment to claim, any deduction for income tax purposes under Section 162(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any comparable provision of state or local Tax law, or take any U.S. federal income tax position (or position under comparable state or local income tax law) inconsistent therewith, on account of any Deferred Payment (or portion thereof) unless otherwise required by a change of law after the date hereof, a closing agreement with an applicable Taxing authority or a decision of a court of competent jurisdiction. Each of the Buyer and the Sellers shall notify the other parties if a Taxing authority challenges the tax treatment of the Deferred Consideration and shall keep the other parties reasonably informed of the status and progress of such challenge.

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(j)          Other Covenants. Until the Deferred Payments are paid in full:

(i)          Buyer and the Company shall not, and shall cause the Company Parties after Closing not to, take any action or fail to take any action that would waive, breach, terminate or materially amend any of the following contracts in a manner that would adversely affect the sale of Products or the right of the Sellers to the Deferred Payments in connection therewith: (A) the Supply and Distribution Agreement dated August 9, 2013 between FSC Laboratories, Inc. and Tris Pharma, Inc., (B) the License and Assignment Agreement between Eisai Inc. and FSC Therapeutics, LLC dated June 12, 2014, (C) the Supply Agreement between Eisai Inc. and FSC Laboratories, Inc. dated June 12, 2014 and (D) the License, Supply & Distribution Agreement dated March 17, 2015 by and among Yung Shin Pharm. Ind. Co., Ltd., FSC Therapeutics, LLC, FSC Laboratories, Inc., and Rising Pharmaceuticals, Inc. In addition, Buyer and the Company shall not, and shall cause the Company Parties after Closing not to, take any action or fail to take any action that would waive, breach, terminate or materially amend in any way any of the following specific provisions of the following contracts: (A) Section 4.3 and/or the definition of “Minimum Unit Sales Commitment” in the Supply and Distribution Agreement dated August 9, 2013 between FSC Laboratories, Inc. and Tris Pharma, Inc., (B) Section 3.3(a)(ii) of the License and Assignment Agreement between Eisai Inc. and FSC Therapeutics, LLC dated June 12, 2014, and (C) Section 2.7 and/or Section 3.2(d) of the License, Supply & Distribution Agreement dated March 17, 2015 by and among Yung Shin Pharm. Ind. Co., Ltd., FSC Therapeutics, LLC, FSC Laboratories, Inc., and Rising Pharmaceuticals, Inc.

(ii)         During each calendar year beginning in 2016, Buyer and the Company shall, and shall cause the Company Parties after Closing to, cause the sales representatives of the Company Parties to complete no fewer than 60,000 P1 Product Details and no fewer than 50,000 P2 Product Details for the Products; provided, however, that in the event that new generic products are launched after Closing that compete with three or more of the Products, then the annual P1 Product Detail requirement shall be reduced to 45,000 and the annual P2 Product Detail requirement shall be eliminated. For purposes of clarification, the Buyer and the Company Parties shall have full and sole discretion to direct the required Product Details toward any Product.

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1.7           Guarantees; Security Interest.

(a)          Each of the Company, FSC Labs, FSC Therapeutics and Flamel SA (such Persons in such capacity, “Guarantors”) hereby, jointly and severally, unconditionally and irrevocably, as a primary obligor and not only a surety, guarantees to the Sellers the prompt and complete payment and performance by Buyer when due of the Buyer’s obligations under this Agreement, including, without limitation, the obligation to pay to the Sellers the Fixed Payments and the Deferred Payments (the “Guaranteed Obligations”). Each of the Company, FSC Labs and FSC Therapeutics waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Seller upon the guarantee contained in this Section 1.7(a) or acceptance of the guarantee contained in this Section 1.7(a); the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 1.7(a). Each of the Company, FSC Labs and FSC Therapeutics waives (a) diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Buyer or any of the them with respect to the Guaranteed Obligations, (b) notice of the existence or creation or non-payment of all or any of the Guaranteed Obligations, and (c) all diligence in collection or protection of or realization upon any Guaranteed Obligations or any guaranty of any Guaranteed Obligations.

(b)          Each of FSC Labs and FSC Therapeutics hereby pledges, assigns, hypothecates, transfers and grants to Sellers, a first priority lien upon and security interest in, all of their right, title and interest in and to the following property and assets, in each case whether now owned or existing or hereafter acquired or arising and wherever located, but in each case only relating to the Products (collectively, the “FSC Assets Collateral”): all inventory, all owned Proprietary Rights other than domain names and websites and all owned Governmental Authorizations. The FSC Assets Collateral shall secure the full and prompt payment, at any time and from time to time as and when due (whether at the stated payment date, by acceleration or otherwise), of the Guaranteed Obligations.

(c)          If Buyer defaults on any of the Guaranteed Obligations and does not cure such default within ten Business Days after the due date thereof, Sellers shall be entitled to exercise in respect of the FSC Assets Collateral all of its rights, powers and remedies provided for herein or otherwise available to it under any law, in equity or otherwise, including all rights and remedies of a secured party under the Delaware Uniform Commercial Code. Buyer, FSC Labs and FSC Therapeutics to the greatest extent not prohibited by applicable law, hereby (i) agrees that it will not invoke, claim or assert the benefit of any rule of law or statute now or hereafter in effect (including, without limitation, any right to prior notice or judicial hearing in connection with Sellers’ possession, custody or disposition of any FSC Assets Collateral or any appraisal, valuation, stay, extension, moratorium or redemption law), or take or omit to take any other action, that would or could reasonably be expected to have the effect of delaying, impeding or preventing the exercise of any rights and remedies in respect of the FSC Assets Collateral, the absolute sale of any of the FSC Assets Collateral or the possession thereof by any purchaser at any sale thereof, and waives the benefit of all such laws and further agrees that it will not hinder, delay or impede the execution of any power granted hereunder to the Sellers, but that it will permit the execution of every such power as though no such laws were in effect, (ii) waives all rights that it has or may have under any rule of law or statute now existing or hereafter adopted to require the Sellers to marshal any FSC Assets Collateral or any other party or against or in payment of any or all of the obligations hereunder, and (iii) waives all rights that it has or may have under any rule of law or statute now existing or hereafter adopted to demand, presentment, protest, advertisement or notice of any kind (except notices expressly provided for herein). In addition, Buyer, FSC Labs and FSC Therapeutics waives any and all rights of contribution or subrogation upon the sale or disposition of all or any portion of the FSC Assets Collateral. Buyer and the Company Parties shall be permitted to transfer, sell and/or assign any of the FSC Assets Collateral to an Affiliate so long as such Affiliate executes a joinder to this Section 1.7 of the Agreement in order to guarantee the Guaranteed Obligations and grant a security interest in the FSC Assets Collateral on the same terms agreed to by the Company Parties set forth herein. For purposes of clarification, nothing in this Agreement shall be interpreted to restrict Buyer’s or Guarantors’ right to sell any inventory that is part of the FSC Assets Collateral or otherwise in the ordinary course of business.

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(d)          In the event that Flamel SA undertakes a “reincorporation” transaction under which either a new parent company is established or any material assets are transferred from Flamel SA to an Affiliate, Flamel SA shall cause such new parent entity or transferee to execute a joinder to this Section 1.7 of the Agreement in order to guarantee the Guaranteed Obligations on the same terms as Flamel SA.

(e)          All terms in this Section 1.7 that are not capitalized shall, unless the context otherwise requires, have the meanings provided by the Delaware Uniform Commercial Code to the extent the same are used or defined therein.

1.8           Withholding. Any and all payments due to Sellers pursuant to this Agreement shall be made free and clear of and without deduction for any Taxes except as required by applicable Tax law.  If any Person (whether the Buyer, a Guarantor or an Affiliate to which the Buyer elects to assign its rights and/or obligations under this Agreement) shall be required by Tax law to deduct any non-U.S. Taxes from any payments due to any Seller hereunder (other than any such non-U.S. Taxes that are imposed as a result of (x) a present or former connection between a Seller and the jurisdiction imposing such Tax (other than any such connection arising from such Seller having executed, delivered, become a party to, performed its obligations under, received payments under, or enforced its rights under, a Transaction Agreement), or (y) the failure (other than as a result of a change in law or because the requested document is inconsistent with the Seller’s actual circumstances or Tax status when requested) of a Seller to provide the Buyer with any Tax form, certification or information reasonably requested by the Buyer (any such Tax described in clause (x) or (y), an “Excluded Tax”)), then notwithstanding any provisions to the contrary, (i) the sum payable hereunder by such Person  shall be increased by as much as shall be necessary so that after making all required deductions (including deductions for Taxes (other than Excluded Taxes) applicable to additional sums payable under this Section 1.8) for such non-U.S. Taxes, each Seller shall receive an amount equal to the sum it would have received had no such deductions been made (any and all such additional amounts payable shall hereafter be referred to as the “Additional Amounts”), (ii) such Person  shall make such deductions, and (iii) such Person shall pay the full amount deducted to the relevant Governmental Body in accordance with applicable Tax law and shall provide to the applicable Seller the original or a certified copy of a receipt evidencing payment thereof or other reasonably satisfactory evidence of such payment. Except as otherwise provided in this Section 1.8, to the extent that amounts are so deducted and withheld by the Buyer, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Buyer made such deduction and withholding. The Buyer shall provide the Sellers with five (5) Business Days’ advance notice of any such required withholding and shall reasonably cooperate with the Sellers to mitigate or reduce such withholding. All payments of Additional Amounts, once made by Buyer pursuant to this Section 1.8, shall be treated as indemnification payments made pursuant to Section 6.3 for all purposes of this Agreement.

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2.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Each Company Party and the Sellers, severally and not jointly, represents and warrants to the Buyer:

2.1           Organization; Good Standing; Enforceability.

(a)          Each Company Party is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation. Each Company Party has the requisite power and authority to own, lease or use its properties and assets and to conduct its business as presently conducted. Schedule 2.1 sets forth each jurisdiction in which each Company Party is licensed or qualified to do business, and each Company Party is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the assets or properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. Schedule 2.1 lists all of the officers and directors of each Company Party.

(b)          Accurate and complete copies of (i) the certificate of formation, certificate of incorporation or similar formation documents; (ii) bylaws, operating agreement or other similar governance documents; (ii) minutes of meetings, or written consents in lieu of meetings, of the members, boards of directors or managers (or similar governing bodies) and committees of the boards of directors or managers (or similar governing bodies); (iii) equity transfer ledgers and (iv) other organizational documents (in each case, together with all amendments thereto) of each Company Party have been delivered or made available to Buyer. None of the Company Parties is in default under or in violation of any provision of its organizational documents. All transfer Taxes levied or payable with respect to all transfers of securities of each Company Party prior to the date hereof have been paid and, if applicable, all applicable transfer Tax stamps have been affixed.

(c)          The Company and each Seller has all requisite power and authority to execute and deliver the Transaction Agreements to which the Company and/or such Seller is a party, to perform its or his respective obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Agreements, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary limited liability company or other action on the part of the Company. The Transaction Agreements have been duly executed and delivered by the Company and each Seller and (assuming due execution by the Buyer) constitute legal, valid and binding obligations of the Company and each Seller, enforceable against them in accordance with their terms.

(d)          No registrations, filings, applications, notices, consents, approvals, orders, qualifications, authorizations or waivers are required to be made, filed, given or obtained by any Company Party or any Seller with, to or from any Person, including any Governmental Body, in connection with the execution and delivery of the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, except as set forth on Schedule 2.1(d) (the “Company Approvals”).

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2.2           Consents and Approvals; No Violation. Except as disclosed in Schedule 2.2, neither the execution and delivery of the Transaction Agreements by the Sellers or the Company, nor the performance of their respective obligations hereunder or thereunder, nor the consummation by the Sellers or the Company of the transactions contemplated hereby or thereby will: (a) conflict with or result in a breach, violation, or default of or under the certificate of formation, certificate of incorporation or other governing or organizational document of any Company Party, (b) conflict with, result in a violation or breach of, result in the creation of any obligation or loss of any benefit under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Sellers or any Company Party is a party or by which Sellers or any Company Party is bound or to which any of their respective properties and assets are subject (including any Contract) or any Governmental Authorization affecting the properties, assets or business of the Company Parties, (iii) result in the creation of any Encumbrance (other than Permitted Encumbrances) on the assets or Equity Interests of any Company Party, or (iv) conflict with or result in a violation or breach of any provision of any Legal Requirement applicable to the Sellers or the Company Parties.

2.3           Units; Subsidiaries.

(a)          The authorized, issued and outstanding membership interests of the Company consist of 1,000 Preferred Units and 1,000 Common Units. The Units transferred to the Buyer pursuant to this Agreement represent 100% of the issued and outstanding Equity Interests of the Company. The Sellers are the sole record and beneficial owners and holders, free and clear of all Encumbrances, of all of the Units, as more particularly described in Schedule 2.3(a), and upon consummation of the transactions contemplated by this Agreement, Buyer shall own all the Units, free and clear of all Encumbrances except those created by Buyer. All of the Units were validly issued and are fully paid, and were issued in compliance with all applicable Legal Requirements and pursuant to an exemption from registration under all applicable federal and state securities laws and regulations. None of the Units were issued in violation of any agreement, arrangement or commitment to which Sellers or any Company Party is a party or is subject to or was issued in violation of any preemptive, right of first refusal or offer, or similar rights of any Person. There are no outstanding warrants, options, calls, rights of first refusal, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any character pursuant to which the Company or any Seller is or may become obligated to issue, sell, transfer, purchase, return or redeem, or cause to be done any of the foregoing, any Units, membership interests or any other securities or interests, and there are no Equity Interests of the Company reserved for issuance for any purpose. The Company does not have any Contract to acquire any capital stock of or other Equity Interest in any Person. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company or any Seller is a party or is bound with respect to voting or consent of any Units.

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(b)          The only Persons in which the Company or any Company Party owns or holds any Equity Interest are set forth on Schedule 2.3(b). The record and beneficial owners and holders, free and clear of all Encumbrances, of all of the Subsidiaries of the Company are set forth on Schedule 2.3(b). All of the Equity Interests set forth on Schedule 2.3(b) were validly issued and fully paid, and were issued in compliance with all applicable Legal Requirements and pursuant to an exemption from registration under all applicable federal and state securities laws and regulations. None of the Equity Interests of any Company Party were issued in violation of any agreement, arrangement or commitment to which Sellers or any Company Party is a party or is subject to or was issued in violation of any preemptive, right of first refusal or offer, or similar rights of any Person. There are no outstanding warrants, options, calls, rights of first refusal, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any character pursuant to which any Subsidiary is or may become obligated to issue, sell, transfer, purchase, return or redeem, or cause to be done any of the foregoing, any Equity Interests, membership interests or any other securities or interests, and there are no Equity Interests of any Subsidiary reserved for issuance for any purpose. No Subsidiary has any Contract to acquire any capital stock of or other Equity Interest in any Person. Other than as set forth in the operating agreements listed on Schedule 2.3(b), there are no voting trusts, irrevocable proxies or other Contracts or understandings to which any Company Party or any Seller is a party or is bound with respect to voting or consent of any Equity Interests of any Subsidiary.

(c)          There are no phantom equity rights, equity appreciation rights or other agreements or arrangements of any character that provide for or grant any right to share in the equity, income, revenue or cash flow of any Company Party. No Company Party has ever adopted, sponsored or maintained any equity option plan or any other plan or agreement providing for equity compensation to any person.

2.4           Financial Statements.

(a)          Schedule 2.4 contains accurate and complete copies of (a) the consolidated, audited balance sheets of the Company Parties as of December 31, 2014 (the “Balance Sheet”, and such date the “Balance Sheet Date”); (b) the consolidated, audited statement of income for the Company Parties for the year then ended; (c) the consolidated, unaudited balance sheet of the Company Parties as of December 31, 2015 and (d) the consolidated, unaudited statement of income for the Company Parties as of the fiscal years then ended (collectively, the “Financial Statements”). The Financial Statements (i) fairly present in all material respects the results of operations and financial position of the Company Parties for the periods and as of the dates referred to in the Financial Statements and (ii) have been prepared in a manner consistent with the books and records of the Company Parties and in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in the case of the Financial Statements that are unaudited, to (x) the absence of notes, and (y) normal year-end audit adjustments, none of which is material.

(b)          Schedule 2.4(b) sets forth an accurate and complete list of all Company Indebtedness. For the avoidance of doubt, none of the Company Parties has any (i) obligations evidenced by notes, bonds, debentures or similar instruments, or pursuant to any guaranty or arrangements having the economic effect of a guarantee (excluding trade payables), or that are secured by a lien on property or assets; (ii) obligations under interest rate protection agreements; (iii) obligations under capital leases; (iv) obligations issued or assumed as the deferred purchase price of property or services; (v) accrued but unpaid milestone or royalty obligations that are not accrued in Closing Working Capital; (vi) obligations in respect of interest rate, currency or commodity derivatives, swaps, hedges or similar arrangements; (vii) asset retirement obligations and similar obligations; or (viii) obligations evidenced by any securitization or factoring arrangements.

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(c)          None of the Company Parties has any liability of any nature that would be required to be reflected or reserved against on a balance sheet of the Company’s business prepared in accordance with GAAP, except for (i) liabilities reflected in or reserved against the Balance Sheet or the notes thereto, (ii) liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date, and (iii) liabilities set forth on Schedule 2.4(c).

2.5           Absence of Changes. Since the Balance Sheet Date, except as set forth on Schedule 2.5:

(a)          no Company Party has declared, accrued, set aside or paid any dividend or made any other distribution in respect of any of its Equity Interests or otherwise, and has not repurchased, redeemed or otherwise reacquired any of its Equity Interests.

(b)          there has been no amendment to the certificate of incorporation, certificate of formation, bylaws, operating agreement or other governing or organizational document of any Company Party, and no Company Party has adopted, effected or been a party to any merger or business combination or recapitalization or reclassification of its Equity Interests;

(c)          no Company Party has adopted any plan of consolidation, reorganization, liquidation or dissolution, applied for relief of debt or moratorium on payments, filed a petition in bankruptcy or insolvency under any provisions of federal or state bankruptcy law, or consented to the filing of any bankruptcy petition against it under any similar law, and, to the Knowledge of the Company, no third party has done any of the foregoing with respect to any Company Party;

(d)          no Company Party has formed any Subsidiary, made any equity or debt investment in or acquired any equity interest in any other Entity;

(e)          no Company Party has made or committed to make capital expenditures that exceed $25,000 individually or $50,000 in the aggregate, or $75,000 in the aggregate for all of the Company Parties;

(f)          no Company Party has (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration by or to such Company Party in an amount or having a value in excess of $50,000 in the aggregate or that involves obligations lasting longer than 12 months, or (B) the lease, purchase or sale of any product, or performance of services by or to a Company Party having a value in excess of $50,000 in the aggregate, or (ii) waived any right or remedy under any Contract other than in the Ordinary Course of Business, or amended or prematurely terminated any Contract other than in the Ordinary Course of Business;

(g)          no Company Party has (i) acquired, leased or licensed any right or other property or asset from any other Person, (ii) sold, transferred, assigned or otherwise disposed of, or leased or licensed, any right, or other property or asset to any other Person, or (iii) waived or relinquished any right, except, in each case, in the Ordinary Course of Business;

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(h)          no material damage, destruction or loss (whether or not covered by insurance) has occurred to any asset of any Company Party, and there has been no Material Adverse Effect on any Company Party;

(i)          no Company Party has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance other than Permitted Encumbrances;

(j)          no Company Party has (i) lent money to any Person, (ii) incurred, assumed or guaranteed any indebtedness for borrowed money or (iii) issued or sold any debt securities or options, warrants, calls or similar rights to acquire any debt securities of any Company Party;

(k)          no Company Party has changed any of its personnel policies or other business policies in any material respect, or any of its methods of collection, payment, accounting or accounting practices in any material respect, including accelerating collection of receivables or payment of payables;

(l)          no Company Party has (i) granted any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its employees, officers, directors, independent contractors or consultants, (ii) changed the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $10,000, (iii) taken any action to grant, vest or pay, or accelerate the granting, vesting or payment of, any compensation or benefit for any employee, officer, director, independent contractor or consultant, or (iv) entered into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement (or amended any such agreement to which a Company Party is a party);

(m)          no Company Party has made any loan or advance to (or forgiven, canceled or compromised any loan to) any Person, other than ordinary course expense advancements to its employees, and no Company Party has entered into any transaction with any of its stockholders, directors, officers and employees;

(n)          no Company Party has entered into a new line of business or abandoned or discontinued any existing line of business;

(o)          no Company Party has (i) made any Tax election, or adopted or changed any accounting method in respect of Taxes, (ii) entered into any closing agreement, settled or compromised any claim or assessment in respect of Taxes other than with respect to a claim or assessment which existed on the date hereof and in an amount not greater than the liability or reserve that has been recorded with respect thereto in the Financial Statements, (iii) consented to any extension or waiver of any limitation period with respect to any claim or assessment for Taxes, or (iv) amended any Tax Return or filed any claim for a refund of Taxes;

(p)          no Company Party has threatened, commenced or settled any Legal Proceeding; and

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(q)          no Company Party has agreed to take, or committed to take, any of the actions referred to in clauses “(a)” through “(p)” above.

2.6           Tax Matters. Except as set forth on Schedule 2.6, (a) the Company Parties have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them prior to the Closing Date and all such filed Tax Returns are complete and accurate in all material respects, (b) the Company Parties have paid all income and other material Taxes that are due and payable by any of them prior to the Closing Date (whether or not shown on any Tax Return) (c) all income and other material Taxes not yet due and payable of the Company Parties for any Pre-Closing Period that are not accrued as liabilities in the Financial Statements have been properly accrued on the books and records of the Company Parties, (d) with respect to each Company Party, no claim has ever been made by a Tax Authority in writing in any jurisdiction where such Company Party does not file Tax Returns claiming that such Company Party is or may be subject to taxation in that jurisdiction, (e) the Company Parties have withheld and timely paid to the appropriate taxing authority all material Taxes required to be withheld and paid in connection with amounts paid or owing to any employee, member, shareholder, independent contractor, creditor or other third party, (f) there are no Liens for Taxes (other than Permitted Encumbrances) upon any assets of any Company Party, (g) no deficiencies have been asserted in writing or assessed by any taxing authority against any Company Party, (h) the Company Parties have not received written notice of any pending or threatened audits, examinations, investigations or other proceedings in respect of any Taxes or Tax Returns of the Company Parties and there are no currently effective waivers (or requests for waivers) or extensions of the time to assess any Taxes of the Company Parties, (i) no Company Party has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or, to the Sellers’ Knowledge any transaction that did not have economic substance for purposes of Section 7701(o) of the Code or that, when entered into, was a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1), (j) the Company is classified as a partnership and FSC Therapeutics, LLC is classified as a disregarded entity of the Company, in each case, for U.S. federal income tax purposes, (k) no Company Party is a party to any Tax allocation, Tax sharing, Tax indemnification or similar agreement or has been a member of an affiliated, combined, consolidated or unitary group of companies of which a Company Party is not the common parent or has any liability for the Taxes of any other person under Treasury Reg. Section 1.1502-6 (or any similar provision of any Tax law or regulation) as a transferee or successor, by contract, or otherwise, (l) no Company Party will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting as described in Section 481 of the Code (or any similar provision of any Tax law or regulation) occurring prior to the Closing, (ii) a “closing agreement” as described in Section 7121 of the Code entered into prior to the Closing or (iii) an election under Section 108(i) of the Code made prior to the Closing or (iv) an installment sale or open sale transaction occurring before the Closing Date, (m) no Company Party is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of IRC Section 280G, (n) no Company Party is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, (o) no Company Party has been the subject of an audit or other examination in respect of Taxes, (p) no Company Party has granted a power of attorney relating to Tax matters that will be in effect after Closing to any person, (q) no tax rulings or requests for rulings have been applied for or obtained by any Company Party, (r) the Company has delivered or made available to Buyer copies of each of the Tax Returns filed by each Company Party since January 1, 2013, and (s) no entity has merged with or been liquidated into any Company Party.

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Notwithstanding anything to the contrary in this Agreement, (i) the representations and warranties set forth in this Section 2.6 and Section 2.9 shall be the only representations or warranties in this Agreement with respect to Taxes, and (ii) the Sellers make no representations or warranties regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute (e.g., net operating losses) (each, a “Tax Attribute”) of the Company Parties arising in any Pre-Closing Period, the ability of the Buyer or any Company Party to use any Tax Attributes after the Closing or any Tax positions that Buyer or its Affiliates (including the Company Parties) may take in or in respect of a taxable period (or portion thereof) beginning after the Closing Date.

2.7           Claims. There are no claims or Legal Proceedings that are currently pending against any Company Party, or to the Company’s Knowledge that are (a) threatened against any Company Party or (b) that challenge, or reasonably could be expected to prevent or delay the transactions contemplated by this Agreement. To the Company’s Knowledge there are no claims or Legal Proceedings against any director, officer or employee of any Company Party (in their capacities as such). There are no claims or Legal Proceedings pending in which a Company Party is a plaintiff or in which a Company Party is otherwise seeking recovery. No Company Party is subject to any Order, settlement agreement or stipulation, nor is any Company Party in breach or violation of any Order, settlement agreement or stipulation.

2.8           Compliance with Laws.

(a)          Each Company Party has complied and is now in compliance with all Legal Requirements applicable to it or its business, properties or assets. No Company Party has received in the last three years any written notice from any Governmental Body or any other Person regarding (i) any actual, alleged or potential violation of or liability under any Legal Requirement, or (ii) any actual, alleged, or potential obligation of such Company Party to undertake or pay for any response action required by any Legal Requirement. To the Company’s Knowledge, no Company Party is under investigation or inquiry with respect to the violation of any Legal Requirement.

(b)          Schedule 2.8(b) sets forth all material Governmental Authorizations held by the Company Parties, which constitute all material Governmental Authorizations required for each Company Party to conduct its business as currently conducted. All such Governmental Authorizations are valid and in full force and effect and no Company Party is in default under or violation of (and no event has occurred that, with notice or the lapse of time or both, would constitute a default under or violation of) any term, condition or provision of any Permit held by it. All material fees and charges with respect to such Governmental Authorizations due and payable as of the date hereof have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Governmental Authorizations of the Company Parties. No Company Party has received written notice in the last two years of any loss of or refusal to renew any Governmental Authorization held by it.

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2.9           Employee and Labor Matters; Benefit Plans.

(a)          The Company has delivered to the Buyer a complete and accurate list of the name, job title, current annual compensation and total compensation in 2015 (including bonus), accrued vacation and severance pay of each officer, director and employee of the Company Parties. Schedule 2.9(a) lists each Contract (i) for the employment of any individual or (ii) relating to the payment of any severance or termination payment to any current of former employee or independent contractor. Each Company Party has complied in all material respects with all Legal Requirements relating to employment and terms and conditions of employment, immigration, wages, occupational safety and health.

(b)          The Company is not a party to any collective bargaining agreement or other labor Contract. There is no pending or, to the Company’s Knowledge, threatened (i) strike, slowdown or work stoppage, or (ii) application for certification of a collective bargaining agent for any of the Company’s employees. There is no lockout of any employees of the Company, and no such action is contemplated by the Company.

(c)          Schedule 2.9(c) lists each independent contractor who currently provides services to any Company Party. Each Company Party has properly classified for all purposes (including for all Tax purposes and for purposes of determining eligibility to participate in any Employee Plan) all employees and independent contractors of the Company Party.

(d)          Since January 1, 2014, no Company Party has effectuated (a) a “plant closing” as defined in the WARN Act affecting any site of employment or one or more facilities or operating units within any site of employment or facility, or (b) a “mass layoff” as defined in the WARN Act affecting any site of employment or facility.

(e)          Schedule 2.9(e) sets forth a list of each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each bonus, equity rights, deferred compensation, change in control, profit sharing, vacation, cafeteria, fringe benefit or welfare benefit plan, program or arrangement (whether qualified or nonqualified) to which any Company Party is a party, with respect to which any Company Party has or may reasonably be expected to have any obligation or liability, or which is maintained, contributed to or sponsored by any Company Party (each of the foregoing, an “Employee Plan”). Except as required by Section 4980B of the Code, none of the Employee Plans provides welfare benefits following termination of employment of an employee of any Company Party.

(f)          The Company has made available to the Buyer with respect to each Employee Plan, to the extent applicable, (i) a true and complete copy of each governing plan document, all amendments thereto, and each summary plan description, (ii) each trust agreement, insurance Contract, the latest financial statements and documents governing funding of the Employee Plan, (iii) the most recent IRS Form 5500, and (iv) if the Employee Plan is unwritten, a written description of the material terms thereof. Each Employee Plan has been operated in material compliance with its terms and the requirements of ERISA, the Code and other applicable Legal Requirements. Each Employee Plan intended to be qualified under Code Section 401(a) is so qualified, and the Company has received a favorable determination letter from the IRS or is entitled to rely on a favorable opinion letter from the IRS with respect to such Employee Plan. All contributions with respect to each Employee Plan relating to the period prior to and including the Closing Date have been made by the Company.

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(g)          No Company Party has maintained, established, sponsored, participated in, or contributed to any: (i) employee benefit pension plan (as defined in Section 3(2) of ERISA) (“Pension Plan”) subject to Title IV of ERISA; (ii) multiple employer plan subject to Section 413 of the Code; (iii) multiemployer plan within the meaning of Section (3)(37) of ERISA; (iv) multiple employer welfare arrangement subject to Section 3(40) of ERISA, or (v) a program or arrangement subject to Section 419, 419A or 501(c)(9) of the Code. No Company Party has maintained a Pension Plan or multiemployer plan, or the equivalent thereof, in a foreign jurisdiction (a “Foreign Plan”).

(h)          No Company Party (i) has been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code, (ii) has been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code, or (iii) has made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA.

2.10         Insurance. The Company Parties maintain the insurance coverage set forth on Schedule 2.10. Each insurance policy is in full force and effect and provides coverage as may be required by applicable Legal Requirements or by the Contracts to which the Company Parties are parties. All premiums due and payable under all policies have been paid, and the Company Parties are otherwise in compliance with the terms and conditions of such policies. There is no claim pending under any such policy and no Company Party has received any written notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.11         Real Property. Schedule 2.11 identifies all real property leased by any Company Party and the lease agreement related thereto, copies of which have been made available to the Buyer (the “Leased Real Property”). No Company Party owns or has ever owned any real property and no Company Party has ever been a lessor or sublessor of real property. The Leased Real Property constitute all interests in real property and all facilities currently occupied, used or held for use in connection with the businesses of the Company Parties. The Company Parties enjoy quiet and undisturbed possession of each applicable Leased Real Property. No party to any Lease has exercised any right of termination, extension, renewal, purchase option, expansion or right of first refusal with respect to any Lease. There is no Person other than the applicable Company Party that is in possession of or uses or occupies any portion of any Leased Real Property. To the Knowledge of the Company, there is no condemnation, expropriation, environmental, zoning or other land-use regulation proceeding pending or threatened with respect to any Leased Real Property.

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2.12         Bank Accounts. Schedule 2.12 lists each bank account or safety deposit box maintained by the Company Parties at any bank or other financial institution, including the name of the bank or financial institution, the account number and the names of all individuals authorized to draw on or make withdrawals from such accounts.

2.13         Regulatory Compliance.

(a)          Each of the Products is set forth on Schedule 2.13(a) and is subject to the Governmental Authorization set forth opposite the name of such Product on Schedule 2.13(a). Each Product’s Drug Master Files, as defined in 21 C.F.R. Section 314.420 (“DMFs”), in the possession of the FDA, and each equivalent file in the possession of any other Governmental Body, is complete, accurate and up to date in all material respects, and the subject of each such DMF and equivalent file can be legally manufactured or utilized in compliance with the pertinent DMF or equivalent file. Each of the Products manufactured and tested for use in a product whose regulatory submission references a DMF or equivalent file is being manufactured and tested in compliance with the terms of the current version of such applicable file. To the Knowledge of the Company, all Persons involved in the manufacturing, warehousing, distributing and testing of the Products on behalf of the Company Parties are and have been for the last two years in compliance in all material respects with all applicable Legal Requirements, including the rules and regulations of all applicable Governmental Bodies, including U.S. Current Good Manufacturing Practice Regulations and equivalent foreign rules and regulations.

(b)          No Company Party has received any notices or correspondence from the FDA or any Governmental Body exercising comparable authority requiring the recall, withdrawal, termination or suspension of sale of the Products or otherwise alleging that any Company Party or any Product is not in compliance in all material respects with all applicable Legal Requirements. No Legal Proceeding seeking the recall, withdrawal, suspension or seizure of any of the Products has ever been pending or, to the Company’s Knowledge, threatened. None of the Products has been (i) adulterated within the meaning of 21 U.S.C. Section 351 (or any equivalent Legal Requirement); (ii) misbranded within the meaning of 21 U.S.C. Section 352 (or any equivalent Legal Requirement); or (iii) produced in violation of 21 U.S.C. Section 355 (or any equivalent Legal Requirement).

(c)          None of the Company Parties, nor any of their respective directors, managers, officers or employees, nor, to the Company’s Knowledge, any of their respective agents or contractors is or has been the subject of any pending or threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or by any other comparable Governmental Body pursuant to any similar policy. Neither the Company nor any of its officers and employees, nor, to the Company’s Knowledge, any of its agents and contractors has (A) made any untrue statement of material fact or fraudulent statement to FDA, DEA, or any other Governmental Body; (B) failed to disclose a material fact required to be disclosed to FDA, DEA, or any other Governmental Body, or (C) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other Governmental Body to invoke its policies regarding such matters, such as the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy.

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(d)          None of the Company Parties, nor any of their respective directors, managers, officers or employees, nor, to the Company’s Knowledge, any of their respective agents or contractors has been debarred or convicted of any crime or engaged in any conduct that did or could result in debarment under 21 U.S.C. § 335a, exclusion from federal healthcare programs under 42 U.S.C. § 1320a-7, disqualification as a clinical investigator under 21 C.F.R. § 312.70 or similar consequence under any similar Legal Requirements, and none of such Persons has engaged in any conduct that would reasonably be expected to result in debarment, exclusion, or disqualification from U.S. federal health care programs.

(e)          None of the Company Parties, nor any of their respective directors, managers, officers or employees has received any written notice or communication from the FDA, DEA, or other Governmental Body relating to (i) adverse inspection, investigation or corrective or remedial action with respect to the Persons engaged in manufacturing, warehousing, testing or distributing the Products; or (ii) termination or suspension of sale of the Products or alleging noncompliance with any applicable FDA Law, DEA Law, or other applicable Legal Requirements with regard to the Products. Neither the Company nor any of its officers has been or is subject to any enforcement proceedings (including seizure or injunction) by the FDA, DEA, or other Governmental Body and, to the Company’s Knowledge, no such proceedings have been threatened. None of the Company Parties has received any written notice in the last two years that any Governmental Body has commenced, or threatened to commence, any Legal Proceeding to withdraw its approval, registration or licensure of any Product.

(f)          Each Company Party is duly authorized to sell the Products in each of the jurisdictions in which it is currently selling the Products. To the extent that any of the Products is intended for export from the United States or import into any country, each Company Party is in compliance in all material respects with the applicable Legal Requirements of such country.

(g)          The Company Parties have provided to the Buyer all material documents in their possession or control concerning communications from or to any Governmental Body in the last two years relating to (i) establishment inspection reports and (ii) warning letters relating to the Products.

(h)          The Company Parties have provided to the Buyer accurate and complete copies of all Periodic Adverse Experience Reports filed by or on behalf of, and all Periodic Safety Update Reports generated by or on behalf of, the Company Parties for the last two years.

(i)           None of the Company Parties nor any of their respective officers, directors or managers is a Prohibited Person. No Company Party has engaged in a transaction involving, directly or indirectly, a Prohibited Person or Iran, Sudan, Syria or any other country against which the United States imposes a trade embargo.

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(j)           None of the Company Parties nor any of their respective officers, directors, managers, employees, or to the Knowledge of the Company its agents or consultants or any other Person acting for or on behalf of any Company Party has:

(i)          made, undertaken, offered to make, promised to make or authorized the payment or giving of any bribe, rebate, payoff, influence payment, kickback or other payment or gift of money or anything of value (including meals or entertainment), to any officer, employee or ceremonial office holder of any government or instrumentality thereof, any political party or supra-national organization (such as the United Nations), any political candidate, any royal family member or any other person who is connected or associated personally with any of the foregoing for the purpose of influencing any act or decision of such payee in his official capacity, inducing such payee to do or omit to do any act in violation of his lawful duty, securing any improper advantage or inducing such payee to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality (“Prohibited Payments”);

(ii)          been subject to any investigation by any Governmental Body with regard to any actual or alleged Prohibited Payment;

(iii)        used funds or other assets, or made any promise or undertaking in such regard, for the establishment or maintenance of a secret or unrecorded fund (a “Prohibited Fund”); or

(iv)         made any false or fictitious entries in any books or records of any Company Party relating to any Prohibited Payment or Prohibited Fund.

2.14         Accounts Receivable. All accounts receivable of the Company Parties represent valid, undisputed and bona fide claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business.

2.15         Proprietary Rights.

(a)          Schedule 2.15(a) lists each registered Proprietary Right that the Company Parties use in their business. The Company Parties own or have a valid and enforceable right to use (which right will remain in full force and effect immediately upon consummation of the Transactions) all of the Proprietary Rights that the Company Parties use in their business as of the date hereof (the “Company Proprietary Rights”). Except as disclosed in Schedule 2.15(a), the Company Parties have no obligation to pay any royalty to any Person relating to any Proprietary Right used by the Company. The Company Parties have complied in all material respects with their respective duties of disclosure to the U.S. Patent and Trademark Office regarding each applicable item of registered Company Proprietary Rights. None of the Sellers nor any officer, director, manager, employee or independent contractor of any Company Party, or any of their respective Affiliates (other than the Company Parties), has any ownership, royalty or other right to or interest in any of the Company Proprietary Rights.

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(b)          Schedule 2.15(b) sets forth a true and complete list or description of all Contracts under which a Company Party has licensed or assigned any Company Proprietary Rights to a third party. Neither the applicable Company Party nor, to the Knowledge of the Company, the applicable third party is in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which the Company Party licenses to or from a third party the right to use any Company Proprietary Right.

(c)          To the Knowledge of the Company: (i) no Company Party is infringing upon, violating or misappropriating any Proprietary Right of any other Person, and (ii) no Person is infringing upon, violating or misappropriating any Company Proprietary Right. No Seller or Company Party has received in the last two years any written claim of any infringement, violation, misappropriation or dilution by, or other possible conflict with, any third party with respect to any of the Products, the Company Proprietary Rights, or activities necessary to conduct the businesses of the Company Parties as currently conducted. No claims are pending or, to the Company’s Knowledge, threatened against any Company Party by any Person: (A) contesting the validity, enforceability, use or ownership of any Company Proprietary Right; (B) that such Person has any right, title or interest in or to any of the Company Proprietary Rights; (B) that such Person has the right to use any of the Company Proprietary Rights; or (C) to the effect that any action by any Company Party infringes any Proprietary Right of such Person. No loss, expiration, reexamination, reissue, opposition, or declaratory judgment action pertaining to any Company Proprietary Right is pending or, to the Company’s Knowledge, threatened.

(d)          All employees, contractors and consultants retained or hired by the Company Parties have executed and delivered to the applicable Company Party (i) confidentiality, proprietary information, non-competition, non-use, non-disparagement, non-solicitation and non-disclosure agreements and (ii) intellectual property assignment agreements, in each case in form and substance reasonably acceptable to the Buyer, and no employee, contractor or consultant of any Company Party is in violation of any such agreement.

(e)          The Company Parties have not developed any Proprietary Rights using any funding provided by any college or university or any Governmental Body.

(f)          All necessary registration, maintenance, renewal and other relevant filing fees in connection with any registered Company Proprietary Rights have been timely paid, and all necessary documents, certificates and other relevant filings in connection with such Company Proprietary Rights have been timely filed with the relevant Governmental Authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Company Proprietary Rights and all issuances, registrations and applications therefor.

(g)          All data, including personally identifiable information and other information relating to Persons that is protected by Legal Requirements, that has been collected, imported, exported, stored, maintained, disclosed or otherwise used by the Company Parties have been collected, imported, exported, stored, maintained, disclosed and used in accordance with all applicable Legal Requirements. To the Knowledge of the Company, there have been no security breaches compromising the confidentiality or integrity of such information. No Company Party has received in the last two years a written notice of noncompliance with applicable data protection Legal Requirements.

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2.16         Supply Arrangement. Schedule 2.17 sets forth a list of all supply agreements for goods or services related to the Products (“Product Suppliers”). No Company Party has received any written notice that any of its Product Suppliers has ceased, or intends to cease, to supply goods or services, to otherwise terminate or materially reduce its relationship with such Company Party, or, except as set forth in a Contract of a Company Party, to increase its prices for such goods and services.

2.17         Contracts.

(a)          Schedule 2.17(a) sets forth a complete and accurate list of each Contract of any Company Party that falls into one or more of the following categories:

(i)          is a Contract that is or relates to the performance of services or sale or delivery of goods or materials by or to a Company Party of an amount or value in excess of $25,000 per year or that has obligations that continue for longer than 12 months and, in either case, is not cancelable without penalty on 30 days’ notice or less;

(ii)         is a Contract that is or relates to the grant or receipt by a Company Party of any license of Proprietary Rights;

(iii)        is a Contract that is a lease agreement with respect to real property (“Leases”);

(iv)         is a Contract of any Company Party with any other Company Party, any Seller or any Affiliate of any Seller, or any officer, director or employee of such Company Party or any other Company Party;

(v)          is a Contract with investment bankers, financial advisors, attorneys, accountants or other advisors retained by any Company Party, or that involves a sale or license of assets of a Company Party outside the Ordinary Course of Business;

(vi)         is a Contract that provides for the indemnification by any Company Party of any person except for any such Contract that was entered into in the Ordinary Course of Business;

(vii)        is a Contract relating to any Company Indebtedness (excluding trade payables in the Ordinary Course of Business) or that grants any Encumbrance on any of the assets of any Company Party;

(viii)      is a partnership, joint venture agreement, strategic alliance agreement or other similar agreement involving co-investment with a third party to which any Company Party is a party, or is a Contract involving a merger, business combination or other fundamental business transaction involving a Company Party;

(ix)         is a Contract with a Governmental Body; or

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(x)          is a Contract that (A) contains non-competition, exclusivity, or other covenants limiting or restricting the ability of a Company Party or any Affiliate of a Company Party to engage directly or indirectly in any business, including with respect to geographic areas. (B) grant rights of first refusal, rights of first negotiation or similar rights or terms to any Company Party or any Person, (C) limits the ability of any Company Party or any Affiliate of a Company Party to solicit any customers, employees or clients of any other Person, (D) requires a Company Party or any Affiliate of any Company Party to provide to any other Person “most favored nation” pricing, or (F) requires a Company Party or an Affiliate of a Company Party to market or co-market any products or services of a third party.

The contracts or instruments required to be set forth in Schedule 2.17(a) are referred to herein as the “Material Contracts.”

(b)          The Company has heretofore delivered to the Buyer true and complete copies of all the Material Contracts, or detailed descriptions of any oral Material Contracts.

(c)           Each of the Material Contracts is in full force and effect, constitutes a valid and binding obligation of a Company Party and, to the Company’s Knowledge, the other parties thereto, and is legally enforceable against such Company Party and, to the Company’s Knowledge, the other parties thereto, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws relating to or limiting creditor’s rights generally or by general principles of equity.

(d)           No Company Party is in breach or default in any material respect under any Material Contract and, to the Company’s Knowledge, no other party to any of the Material Contracts is in breach or default in any material respect thereunder; and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default by a Company Party or any other party thereunder. No Company Party has received in the last two years written notice from a counterparty to any Material Contract (i) alleging a breach or default under such Material Contract, (ii) alleging termination, rescission, invalidity or unenforceability of such Material Contract, or (iii) of any intention to terminate such Material Contract or to exercise (other than in the normal course of performance) any right or remedy exercisable on breach or default under such Material Contract.

2.18           Title to Assets. Each Company Party has good and valid title to, or a valid leasehold interest in, all real property and personal property used by it in connection with its business as presently conducted, in each case free and clear of any Encumbrance, and all other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the Ordinary Course of Business since the Balance Sheet Date. The molds for production of the Flexichamber are in satisfactory operating condition and free from material defects, in each case subject to ordinary wear and tear, and are suitable for the purposes used.

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2.19         Necessary Assets. The Leased Real Property, the Proprietary Rights, the tangible personal property owned by the Company Parties and all other assets owned, licensed or leased by the Company Parties constitute all of the assets that are necessary to operate the Company Parties’ respective businesses as conducted on the date of this Agreement and to permit the Buyer to operate the Company Parties’ business immediately after the Closing Date in substantially the same manner as it is operated immediately prior to the Closing Date.

2.20         No State Antitakeover Statute. There is no state business combination, control share or other antitakeover statute or similar statute or regulation that is or becomes operative with respect to this Agreement or any of the transactions contemplated by this Agreement. If any such state business combination, control share or other antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement or any of the transactions contemplated by this Agreement, the Company has taken all actions necessary to ensure that this Agreement and any of the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation.

2.21         Brokers. No broker, finder or other Person is or will be entitled to any brokerage fees, commissions or finder’s fees from any Seller or any Company Party or by reason of any action taken by the Seller or any Company Party.

2.22         Transaction Payments. There are no payments payable by the Company to any director, officer, employee or former director, officer or employee of the Company arising at or prior to the Closing from or as a result of the consummation of the transactions contemplated by this Agreement, including any payments for stock appreciation or similar rights, any severance or bonus plan payment, any payment of deferred compensation, any transaction bonus or change in control payment, or any similar payment (“Company Transaction Payments”). As of the Closing, there are no outstanding or unsatisfied Company Transaction Payments.

2.23         Related Party Transactions. No employee, officer, director, manager or member of any Company Party, or any member of any such Person’s immediate family (“Related Persons”), directly or indirectly, (a) owes any amount to any Company Party or is owed any amount by a Company Party, (b) is involved in any business arrangement or other relationship with any Company Party (whether written or oral), (c) owns any property or right, tangible or intangible, that is used by a Company Party, (d) has any claim or cause of action against a Company Party or (e) owns or holds any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, equity holder in, consultant to, or lender to or borrower from, or otherwise has the right to participate in the profits of, any Person that is a competitor, supplier, customer, landlord, tenant, creditor or debtor of a Company Party.

2.24         Distributions to Sellers. Since the Balance Sheet Date, no Company Party has made any dividend or distribution of cash or other assets to any Seller except for repayments of Company Indebtedness.

2.25         No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 2 AND SECTION 3, NEITHER THE SELLERS NOR THE COMPANY MAKES, AND NO PARTY SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY AS TO ANY FACT OR MATTER ABOUT THE COMPANY PARTIES OR THE SELLERS.

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3.          REPRESENTATIONS AND WARRANTIES OF THE sellers

Each Seller severally represents and warrants to the Buyer as follows.

3.1           Organization; Good Standing. If not a natural person, such Seller is duly organized, validly existing and in good standing under the laws of the state of its formation.

3.2           Authority; Enforceability. Such Seller has the absolute and unrestricted right, authority, power and capacity to (i) execute and deliver each certificate, document and agreement to be executed by such Seller in connection herewith (collectively, the “Seller Documents”) and (ii) perform its obligations thereunder. The execution and delivery of the Seller Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by such Seller. Each Seller Document has been duly and validly executed and delivered by such Seller and constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Legal Requirements of general application affecting enforcement of creditors’ rights generally and (y) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any such proceeding may be brought.

3.3           Consents and Approvals; No Violation. Neither the execution and delivery of the Seller Documents by such Seller nor the performance of its obligations thereunder nor the consummation by such Seller of the transactions contemplated thereby will: (i) conflict with or result in a breach, violation, or default of or under, (ii) give any third party the right to modify, terminate or accelerate any liability or obligations of, (iii) result in the creation of any Encumbrance (other than Permitted Encumbrances) on the Units, or (iv) require any Consent by or declaration or notice to any third party or Governmental Body pursuant to (A) the certificate of formation or other governing documents of the Seller or (B) any Legal Requirement.

3.4           Title to Units. Such Seller is the sole owner of the Units reflected next to such Seller’s name on Schedule 2.3 and has, and will have as of the Closing, good, valid and marketable title to such Units free and clear of any Encumbrances. Such Seller represents that such Seller has full right, power and authority to sell, transfer and deliver such Units to Purchaser, and, at the Closing, will transfer to Purchaser good, valid and marketable title thereto free and clear of any Encumbrances. Other than the operating agreement of the Company, such Seller is not party to any voting trust agreement or arrangement affecting the exercise of the voting rights of such Seller’s Units. There is no Legal Proceeding against such Seller or such Seller’s assets or properties pending or, to such Seller’s knowledge, threatened, at law or in equity, or before any court, arbitrator or other tribunal, or before any administrative law judge, hearing officer or administrative agency relating to or in any manner affecting upon the Units held by such Seller.

3.5           Consents and Approvals; No Violation. Neither the execution and delivery of the Seller Documents by such Seller nor the performance of its obligations thereunder nor the consummation by the Seller of the transactions contemplated thereby will: (i) conflict with or result in a breach, violation, or default of or under, (ii) give any third party the right to modify, terminate or accelerate any liability or obligations of, (iii) result in the creation of any Encumbrance (other than Permitted Encumbrances) on the assets of such Seller under or pursuant to, or (iv) require any Consent by or declaration or notice to any third party or Governmental Body pursuant to (A) the governing documents of such Seller, if applicable, (B) any Contract to which such Seller is a party, or (C) any Legal Requirement or Order.

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3.6           No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3 AND SECTION 2, NEITHER THE SELLERS NOR THE COMPANY MAKES, AND NO PARTY SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY AS TO ANY FACT OR MATTER ABOUT THE COMPANY PARTIES OR THE SELLERS.

4.          REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as follows.

4.1           Organization; Good Standing. The Buyer is duly organized, validly existing and in good standing under the laws of France. The Buyer has the requisite power and authority to own, lease or use its properties and assets and to conduct its business as presently conducted.

4.2           Authority; Enforceability. The Buyer has the absolute and unrestricted right, authority, power and capacity to (i) execute and deliver each certificate, document and agreement to be executed by them in connection herewith (collectively, the “Buyer Documents”) and (ii) perform its obligations thereunder. The execution and delivery of the Buyer Documents and the consummation of the transactions contemplated thereby have been duly and validly authorized by the Buyer. Each Buyer Document has been duly and validly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms except (x) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar Legal Requirements of general application affecting enforcement of creditors’ rights generally and (y) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any such proceeding may be brought.

4.3           Consents and Approvals; No Violation. Neither the execution and delivery of the Buyer Documents by the Buyer nor the performance of its obligations thereunder nor the consummation by the Buyer of the transactions contemplated thereby will: (i) conflict with or result in a breach, violation, or default of or under, (ii) give any third party the right to modify, terminate or accelerate any liability or obligations of, (iii) result in the creation of any Encumbrance (other than Permitted Encumbrances) on the assets of the Buyer under or pursuant to, or (iv) require any Consent by or declaration or notice to any third party or Governmental Body pursuant to (A) the governing documents of the Buyer, (B) any Buyer Contracts, or (C) any Legal Requirement.

4.4           No Restrictions. There are no restrictions on, or conditions to, the Buyer’s ability to make all of the payments contemplated in this Agreement in any Contract of the Buyer (including any loan agreement, note, indenture or similar financing document).

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4.5           No Other Representations or Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 4, THE BUYER DOES NOT MAKE, AND NO PARTY SHALL BE ENTITLED TO RELY UPON, ANY REPRESENTATION OR WARRANTY AS TO ANY FACT OR MATTER ABOUT THE BUYER.

5.          ADDITIONAL AGREEMENTS OF THE PARTIES

5.1        Indemnification of Officers and Directors.

(a)          The Company shall purchase, as a Company Transaction Expense, and pay all premiums under, a six-year tail insurance policy, with an effective date as of the Closing Date, which maintains in effect for six years from the Closing Date the current directors’ and officers’ liability insurance policies maintained by the Company Parties on terms and conditions that are not materially less favorable than those of such policy in effect as of the date hereof. Such policy shall cover only those persons who are currently covered by the Company’s existing directors’ and officers’ liability policy in effect as of the Closing Date and, in each case, only for matters occurring at or prior to the Closing.

(b)           Subject to the Buyer’s rights to indemnification as provided in Section 6.2, which shall supersede this Section 5.1(b), from and after the Closing Date for a period of six years, the Company shall fulfill and honor in all respects the obligations of the Company pursuant to any required indemnification provisions of the Company under its certificate of formation and Operating Agreement as are in effect on the date of this Agreement; provided that such indemnification shall be subject to any limitation imposed from time to time under any Legal Requirements, including the DGCL.

5.2           Disclosure. Without limiting any Party’s obligations under existing confidentiality agreements, each Party shall not, and shall not permit any of its Subsidiaries or any Representative of such Party to, issue any press release or make any disclosure regarding the transactions contemplated hereunder unless: (a) the other Parties shall have approved such press release or disclosure in writing; or (b) such Party shall have determined in good faith, upon the advice of legal counsel, that such disclosure is required by applicable Legal Requirements or stock exchange rule or regulation and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Parties of, and consults with the other Parties regarding, the text of such press release or disclosure. Notwithstanding the foregoing, nothing in this Section 5.2 shall prevent a Party from making disclosures: (a) to Persons employed or engaged by such Party in evaluating, approving, structuring or administering this Agreement, so long as such Persons are notified of, and agree to maintain, the confidential nature of such information; (b) to such Party’s legal counsel, accountants or co-investors (including outside auditors and legal counsel of such Party’s accountants and co-investors) or to such Party’s employees, officers, directors or affiliates, so long as such Persons are notified of, and agree to maintain, the confidential nature of such information; (c) to any current investor of such Party, in connection with investment decisions with respect to such Party or otherwise in connection with customary reports to such investors regarding such Party’s portfolio and performance, so long as such Persons are notified of, and agree to maintain, the confidential nature of such information; or (d) to any assignee or potential assignee that has agreed to comply with the covenant contained in this Section 5.2 (and any such assignee or potential assignee may disclose such information to Persons employed or engaged by it as described in clauses (a) - (c) above).

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5.3           Maintenance of Books and Records. Each of the Buyer, Sellers and the Company Parties shall preserve all pre-Closing Date records possessed by or under the control of such party relating to the Company Parties in accordance with the Company’s existing document retention policies and procedures. During the five year period following the Closing Date, upon any reasonable request from the Buyer or the Sellers or any of their respective Representatives, the party holding such records shall provide to the requesting party or its Representatives reasonable access to such records during normal business hours at the cost of the requesting party or its Representatives. Records may be sought under this Section 5.3 for any reasonable purpose, including to the extent reasonably required in connection with the audit, accounting, Tax, litigation, federal securities disclosure or other similar proper business purpose of the party seeking such records. Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books and records pursuant to this Section 5.3 where such access would violate any Legal Requirement, any attorney-client or other privilege or any confidentiality undertaking by such party, or in connection with a dispute between the requesting party and the providing party.

5.4           Tax Return Matters.

(a)          The Company Parties shall (and the Buyer shall cause the Company Parties to), at the Seller’s expense, engage and direct the Company’s existing accounting firm, Susan S. Hooper, CPA, to prepare any and all Tax Returns for the Company Parties for all Tax periods that end on or before the Closing Date. Such Tax Returns shall be prepared in a manner consistent with past practices for Tax Returns (unless otherwise required by applicable Legal Requirements) for periods prior to the Closing.

(b)          The Buyer shall prepare, at the Buyer’s expense, any and all Tax Returns for the Company Parties for all Straddle Periods.  Such Tax Returns shall be prepared in a manner consistent with past practices of the Company Parties for Tax Returns (unless otherwise required by applicable Legal Requirements) for periods prior to the Closing. At least 20 days prior to the due date for filing any Tax Return for any Straddle Period, the Buyer shall deliver, or caused to be delivered, to the Sellers such Tax Return for their review and approval (not to be unreasonably withheld, conditioned or delayed). Unless any Seller gives written notice to the Buyer at least 5 days prior to the due date for filing any such Tax Return specifying in reasonable detail all disputed items and the basis therefor, the Sellers shall be deemed to have accepted and agreed to such Tax Return. The Sellers shall be responsible for paying, and shall pay to Buyer at least two (2) days prior to the due date for filing of any Straddle Period Tax Returns pursuant to this Section 5.4(b), the Taxes shown on such Tax Returns that are attributable to the period ending on and including the Closing Date (as determined pursuant to Section 5.4(d)), but excluding any such Taxes that were taken into account as liabilities in the calculation of the Closing Working Capital, and the Buyer shall be responsible for paying the portion of the Taxes shown on such Tax Returns that are attributable to the period beginning on the day after the Closing Date (as determined pursuant to Section 5.4(d)).

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(c)          If any Seller timely notifies the Company of its objection to any Straddle Period Tax Return prepared hereunder for any taxable period that includes (but does not end on) the Closing Date, the Buyer, the Company and the Sellers shall, within the next 5 days (the “Tax Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If at the conclusion of the Tax Resolution Period amounts remain in dispute, then all amounts remaining in dispute shall then be submitted, as soon as practicable, to the Reviewing Accountant. The parties agree to execute a reasonable engagement letter if requested by the Reviewing Accountant. The Reviewing Accountant shall act as an arbitrator to determine only those issues still in dispute. The Reviewing Accountant’s determination shall be made within 30 days after their selection, shall be set forth in a written statement delivered to the Buyer, the Company and the Sellers and shall be final, binding and conclusive. If a draft Straddle Period Tax Return is subject to an ongoing dispute under this Section 5.4(c) at the time that it is required to be filed, then such Tax Return shall be filed as initially prepared by the filing party, with an amended Tax Return reflecting the resolution by the Reviewing Accountant to be filed following the Reviewing Accountant’s resolution of the dispute. All fees and expenses of the Reviewing Accountant in connection with any dispute submitted to the Reviewing Accountant shall be allocated between the Buyer and the Sellers in the same proportion that such party’s aggregate dollar amount of unsuccessfully disputed items submitted to the Reviewing Accountant bears to the total dollar amount of disputed items so submitted. Any overpayment of Taxes by Sellers pursuant to Section 5.4(b) based on the revised Straddle Period Tax Return liability shall be promptly refunded by Buyer to the Sellers.

(d)          If the Parties are permitted to treat the Closing Date as the last day of a taxable period, the Sellers and the Buyer shall treat (and cause their respective Affiliates to treat) the Closing Date as the last day of a taxable period. All Taxes of the Company Parties for any Straddle Period shall be apportioned between the Pre-Closing Period and the period beginning on the day after the Closing Date as follows: the portion of any such Tax that is allocable to the portion of the period ending on or before the Closing Date shall be paid by the Sellers, and such portion shall (i) in the case of Taxes based upon or related to income, sales or receipts, be the amount which would be payable if the taxable year ended on (and included) the Closing Date; and (ii) in the case of all other Taxes, be the amount of such Taxes for the Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. The federal (and, if applicable, state) income Tax Return for FSC Labs shall include an election under Treas. Reg Section 1.382-6(b)(1) to close its books on the Closing Date and/or any prior ownership change date occurring during the same taxable year as the Closing Date. Notwithstanding anything in this Section 5.4 to the contrary, the Sellers will pay, or cause to be paid, one-half, and the Buyer will pay, or cause to be paid, one-half of all applicable transfer Taxes, sales and/or use Taxes, real property transfer or excise Taxes, recording, deed, stamp, and other similar Taxes, fees and duties under applicable law incurred in connection with the transfer of the Units to the Buyer. The Sellers and the Buyer agree to jointly prepare or cause to be prepared and file or cause to be filed in a timely manner, all Tax Returns required to be filed with respect to such Taxes.

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(e)          After the Closing, upon reasonable written notice, the Buyer (or the Company Parties) and the Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such party) relating to the Company Parties (including access to books, records and personnel) as is reasonably requested for the filing of all Tax Returns (including any extensions thereof), the making of any election related to Taxes, the preparation for any audit, and the prosecution or defense of any action related to any Tax Return. The Buyer and the Company Parties agree to retain all books and records with respect to Tax matters and pertinent to the Company Parties relating to any taxable period for a period of at least seven (7) years following the Closing Date, provided however, that the Buyer shall give the Sellers reasonable written notice prior to transferring, destroying or discarding any such books and records and shall allow the Sellers to take possession of such books and records.

(f)          Neither the Buyer nor any Company Party may amend a Tax Return of any of the Company Parties with respect to a Pre-Closing Period, or file or amend any tax election with respect to any of the Company Parties with respect to a Pre-Closing Period, in each case, without the prior written consent of the Sellers (which consent may not be unreasonably withheld, conditioned or delayed).

(g)          Except as otherwise provided in this Section 5.4, to the extent any determination of the Taxes of any of the Company Parties, whether as a result of an audit, a claim for refund, the filing of an amended Tax Return, or otherwise, results in any refund or credit of Taxes paid by the Company Parties for any Pre-Closing Period, the Buyer shall cause the applicable Company Parties to promptly pay any such refund or credit, and any interest received thereon, to the Sellers upon receipt or realization thereof; provided, that, except as otherwise provided in Section 6.4(i), no such refund shall be payable with respect to the carryback of net operating losses, credits or other tax attributes generated in Tax periods or any portion thereof beginning after the Closing Date.

5.5           FSC Name. Sellers acknowledge and agree that as of the Effective Time, the Sellers shall retain no right, title or interest in or to the “FSC” name and any associated trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, that from and after the Effective Time, Buyer and the Company Parties shall have the sole right to the name “FSC” and all similar names and all such trademarks, service marks, etc. After the Closing Date, Sellers further acknowledge and agree not to use the name “FSC” or any variation thereof or confusingly similar name or mark as or in a company or subsidiary name or in connection with any of Sellers’ or their affiliates’ future products, services or businesses, and further agree not to register or use any name, logo, or domain name that includes or is confusingly similar to any name, logo, or domain name that was included in the Company Intellectual Property or Licensed Intellectual Property.

5.6           Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

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6.             INDEMNIFICATION

6.1           Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is three (3) years from the Closing Date; provided, that the Fundamental Representations and the representations and warranties in Article 4 shall survive for twenty years after the Closing Date and the representations and warranties in Section 2.6 (Tax Matters), Section 2.8 (Compliance With Laws), Section 2.9 (Employee and Labor Matters; Benefit Plans), Section 2.13 (Regulatory Compliance) and Section 2.15 (Proprietary Rights) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 90 days. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty, and such claims shall survive until finally resolved.

6.2           Seller Indemnification. Subject to the limitations and other provisions set forth in this Section 6, the Buyer and its Affiliates (including the Company Parties from and after the Closing) and each of their respective officers, directors, managers, agents, employees, successors and assigns (collectively, “Buyer Indemnified Parties”) shall be entitled to be indemnified and held harmless, solely out of a right of set off against amounts due under the Deferred Payments in accordance with Section 6.6, for any and all losses, damages, liabilities, deficiencies, judgments, interest, penalties, fines and costs or expenses of whatever kind, including reasonable attorneys' fees (collectively, “Damages”), arising out of, resulting from or relating to:

(a)          any inaccuracy in or breach of any representation or warranty contained in Section 2 or Section 3 of this Agreement;

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement; and

(c)          without duplication, (i) Pre-Closing Taxes (excluding Buyer’s share of any Transfer Taxes under Section 5.4(d)); (ii) Taxes for which any Seller is liable under applicable U.S. federal, state or local Tax law that are imposed on any Buyer Indemnified Party as a result of the Closing transactions (excluding Buyer’s share of any Transfer Taxes under Section 5.4(d)); and (iii) Taxes imposed on the Buyer or any Company party as a result of any Company Party being or having been a member of an affiliated, combined, consolidated or unitary group of companies of which a Company Party is not the common parent; provided, however, that no Buyer Indemnified Party shall be entitled to indemnity under this clause for Taxes resulting from any action or event outside the ordinary course of business occurring on the Closing Date but after the Closing or for Taxes taken into account as liabilities in the calculation of the Closing Working Capital or for Taxes arising from any breach by Buyer or any of its Affiliates of any covenant or agreement in this Agreement.

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6.3           Buyer Indemnification. The Buyer shall indemnify and hold harmless the Sellers and their respective officers, directors, managers, agents, employees, successors and assigns (collectively, “Seller Indemnified Parties”) for, and shall pay to the Sellers, any and all Damages arising out of, resulting from or relating to:

(a)          any inaccuracy in or breach of any representation or warranty contained in Section 4 of this Agreement;

(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

(c)          without duplication of any obligation of the Buyer or a Guarantor under Section 1.8, Taxes imposed on any Seller Indemnified Party as a result of any assignment or other transfer of any payment obligations of the Buyer or any Guarantor; and

(d)          without duplication of any obligation of the Buyer under Section 1.8, all present or future non-U.S.  stamp or documentary Taxes or any other excise or property Taxes, duties, other charges or similar levies, arising from any payment due to any Seller hereunder or from the execution, delivery, registration or enforcement of any Transaction Agreement or any security interest in the FSC Assets Collateral (excluding any such Taxes, duties, other charges or levies incurred in connection with the transfer of the Units to the Buyer, which are addressed in Section 5.4(d)).

6.4           Limitations. Notwithstanding anything set forth in this Agreement to the contrary:

(a)          Subject to Section 6.4(h) and Section 6.7, (i) the Sellers shall not have any liability under this Agreement other than in connection with the right of the Buyer to set-off Damages against amounts due under the Deferred Payments in accordance with Section 6.6 and (ii) except in connection with any breach of a representation or warranty set forth in Section 2.22, Sellers shall not have any liability in the aggregate in excess of the aggregate amount of Deferred Payments made by the Buyer hereunder.

(b)          Buyer Indemnified Parties shall not be entitled to recovery under Section 6.2(a) unless the amount of Damages suffered or incurred by the Buyer Indemnified Parties in connection with breaches of the representations and warranties exceeds $15,000.

(c)          Except in connection with breaches of any Fundamental Representations or any representation or warranty contained in Section 2.6, the Buyer Indemnified Parties shall not be entitled to recovery under Section 6.2(a) unless and until the aggregate amount of the Damages suffered or incurred by the Buyer Indemnified Parties exceeds $150,000, in which event the Buyer Indemnified Parties shall be entitled to recovery for the full amount of Damages from the first dollar.

(d)          For purposes of this Section 6, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality or other similar qualification contained in or otherwise applicable to such representation or warranty.

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(e)          All Damages recoverable by the Buyer as a right of the Buyer to set-off against amounts due under the Deferred Payments in accordance with Section 6.6 shall be net of any proceeds the Buyer actually recovers under any available insurance less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums. Following the Closing, the Buyer and the Company Parties shall use commercially reasonable efforts to claim any damages or losses under any insurance policies maintained by or for the benefit of the Buyer or the Company Parties or otherwise covering the business of the Company Parties if and to the extent they are seeking indemnification for such damages or losses hereunder.

(f)          Notwithstanding any other provision in this Agreement to the contrary, except in connection with Third Party Claims, the Buyer shall not be entitled to a right of set-off against amounts due under the Deferred Payments in accordance with Section 6.6 for any for damage to reputation, lost business opportunities, lost profits, mental or emotional distress, incidental, special, consequential, exemplary, punitive, or indirect damages, interference with business operations or diminution in value of the business or the Units (but not diminution in value of any particular asset of the business).

(g)          All amounts recovered by the Buyer as a right of set-off against amounts due under the Deferred Payments in accordance with Section 6.6 shall be treated by the Parties as an adjustment to the Purchase Price.

(h)          Notwithstanding the foregoing, none of the limitations set forth in this Section 6, whether time-based, monetary or otherwise, including the survival periods set forth in Section 6.1 and the limitations in Section 6.4(a), shall apply to any Damages resulting from the willful misconduct, criminal act or fraud of a Party hereto.

(i)          To the extent that a Tax Benefit is actually realized by an Indemnified Party as a result of Damages recovered by such Indemnified Party pursuant to Section 6.2 or Section 6.3, the Indemnified Party shall refund to the Indemnifying Party the amount of such Tax Benefit promptly after the Tax Return reflecting such Tax Benefit is filed with the applicable Taxing authority. For purposes of this Section 6.4(i), a “Tax Benefit” means an amount by which the Tax liability of an Indemnified Party is actually reduced by a deduction, reduction of income or entitlement to refund (including through a carry back to a prior taxable period) or credit. This Section 6.4(i) shall not be construed to require any Indemnified Party to (x) amend any Tax Return (y) pay any amount to an Indemnifying Party the payment of which would place the Indemnified Party in a less favorable net after-Tax position than the Indemnified Party would have been in if the Damages subject to indemnification and giving rise to the Tax Benefit had not been incurred and the indemnification payments with respect to such Damages had never been paid, or (z) make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Indemnifying Party or any other Person. The Indemnifying Party shall, upon the request of the Indemnified Party, repay to the Indemnified Party the amount paid to such Indemnifying Party pursuant to this paragraph (i) (plus any penalties, interest or other charges imposed by the relevant Taxing authority) in the event that the Indemnified Party is required to repay a related Tax Benefit to such Taxing authority

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6.5           Procedure for Indemnification – Third-Party Claims.

(a)          If the Buyer shall claim a right of set-off against amounts due under the Deferred Payments in accordance with Section 6.6 hereunder, or a Seller Indemnified Party shall make a claim for indemnification pursuant to Section 6.3, in each case, arising from any claim or demand of a third party (a “Third Party Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of the basis for such claim or demand and such notice shall set forth the nature of the claim or demand in reasonable detail.

(b)          If any Legal Proceeding is brought by a third party against an Indemnified Party and the Indemnified Party gives notice to the Sellers pursuant to Section 6.5(a), the Indemnifying Party shall be entitled to participate in such Legal Proceeding and, to the extent that they wish, to assume the defense of such Legal Proceeding if (i) the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense and (ii) the Indemnifying Party conducts the defense of the third-party claim diligently and with reputable counsel. The Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by the Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by the Indemnified Party, unless the Indemnified Party has been advised by counsel that there exists a conflict of interest between the Indemnified Party and counsel chosen by the Indemnifying Party, in which case the fees and expenses of one separate counsel engaged by the Indemnified Party shall be paid by the Indemnifying Party. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and their counsel in the defense or compromise of such claim or demand. If the Indemnifying Party assumes the defense of a Legal Proceeding, no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no adverse effect on the Indemnified Party with respect to any other claims that may be made against it, and (B) the sole relief provided is monetary damages that, in the case of a claim made in accordance with Section 6.6, are paid in full as a right of set-off against amounts due under the Deferred Payments in accordance with Section 6.6.

(c)          If (i) notice is given to the Indemnifying Party of the commencement of any third-party Legal Proceeding and the Indemnifying Party does not, within thirty days after the Indemnified Party’s notice is given (or such shorter period as may be necessary to respond to the relevant complaint), give notice to the Indemnified Party of its election to assume the defense of such Legal Proceeding or (ii) any of the conditions set forth in clauses (i) - (ii) of Section 6.5(b) above become unsatisfied, the Indemnified Party shall (upon notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim, the costs of which shall be included in the calculation of Damages of the Indemnified Party; provided that no compromise or settlement of such claim may be affected by the Indemnified Party without the Indemnifying Party’s consent, which shall not be unreasonably withheld or delayed, if (A) the Indemnified Party will seek indemnification for any amounts to be paid to compromise or settle the claim, (B) there is a finding or admission of any violation by the Indemnifying Party of any Legal Requirement or the rights of any Person, or (C) the compromise or settlement would have a material adverse effect on the Indemnifying Party with respect to any other claims that may be made against it.

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(d)          For the avoidance of doubt, this Section 6.5 shall not prevent any Indemnified Person from making a claim for indemnification or recovering Damages in connection with any event or occurrence that does not involve a claim by a third party.

(e)          Notwithstanding the foregoing provisions of this Section 6.5, any non-U.S. Taxes described in Section 6.3(d) shall be paid when due without any right of contest if the non-payment of such Taxes would involve any risk of the sale, forfeiture or loss of, or the creation of any lien on all or any part of the FSC Assets Collateral or any risk of criminal liability to any Seller.

6.6           Right of Set-Off. The Buyer shall be entitled to withhold from the amount to be paid under one or more Deferred Payments (but not the Fixed Payments) any amount it in good faith believes a Buyer Indemnified Party is or may be entitled to recover under Section 1.3(e) or Section 6.2 (subject to the limitations set forth in this Section 6). If Buyer elects to exercise such right hereunder, it shall promptly notify Sellers specifying in reasonable detail the basis of its claim and such withholding. Upon final determination of the claim made by the Buyer Indemnified Parties hereunder, whether by a court order or final settlement of the dispute, Buyer shall be entitled to retain that portion of the withheld amount required to satisfy the claim in full and shall pay the remainder of amounts that were withheld but not due to Buyer, if any, together with interest at 7.0% per annum, to the Sellers.  Neither the exercise of nor the failure to exercise such right of set off shall limit the right of Buyer to exercise any other remedies that may be available to it.

6.7           Exclusive Remedy. Except with respect to claims of fraud, criminal activity or willful misconduct, the right of the Buyer to indemnification in accordance with Section 6.2 and the right of Buyer to set-off in accordance with Section 6.6 shall constitute the Buyer’s sole and exclusive remedies with respect to any and all claims arising under or relating to this Agreement whether for breach of contract, in tort or otherwise (including for breach of any representation, warranty, covenant or agreement), any agreement or document executed and delivered pursuant to this Agreement and the transactions contemplated by this Agreement.

6.8           No Right of Contribution. No Seller shall make any claim for contribution from any Company Party or any Company Party’s current or former Affiliates, officers, directors, managers or employees with respect to any indemnity claims arising under or in connection with this Agreement, and the Sellers hereby waive any such right of contribution from the Company Parties and their respective current and former Affiliates, officers, directors, managers and employees.

6.9           Effect of Investigation; Reliance. The right to indemnification, recovery of Damages or any other remedy will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any representation, warranty, covenant or agreement made by the party seeking indemnification or recovery. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, recovery of Damages or any other remedy based on any such representation, warranty, covenant or agreement. No party seeking indemnification or recovery under this Agreement shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such party to be entitled to indemnification or recovery hereunder.

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7.            MISCELLANEOUS PROVISIONS

7.1           Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each Party.

7.2           Waiver.

(a)          No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)          No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.3           Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement, and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that any existing confidentiality agreements shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or portable document format (PDF) shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

7.4           Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. The Buyer hereby irrevocably waives its rights under Article 14 and Article 15 of the French Civil Code. Each of the Parties to this Agreement (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereunder, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding (including counter-claims) arising out of or relating to this Agreement or any of the transactions contemplated hereunder in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party waives any right it may have to trial by jury in any Legal Proceeding commenced in connection with this Agreement, whether such Party is a plaintiff or defendant in such Legal Proceeding. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 7.6. Nothing in this Section 7.4, however, shall affect the right of any Party to serve legal process in any other manner permitted by law.

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7.5           Assignability; No Third Party Beneficiaries. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns. No Party may assign any of its rights or obligations hereunder without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect; provided that the Seller may assign its rights to payments under Section 1.6 of this Agreement to any other Person without the prior written consent of the Buyer or any other Party; and provided that the Buyer may assign its rights and/or obligations under this Agreement to an Affiliate without the prior written consent of the Sellers or the Company so long as it remains directly liable for all of its obligations under this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.6           Notices. Any notice or other communication required or permitted to be delivered to a Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service, by facsimile or by e-mail to the address, facsimile telephone number or e-mail address set forth beneath the name of such Party below (or to such other address, facsimile telephone number or e-mail address as such Party shall have specified in a written notice given to the other Parties):

if to the Sellers:

780 Third Avenue

37th Floor

New York, NY 10017

Fax: (212) 573-8111

E-mail:

Attention: James E. Flynn

Peter Steelman

David J. Clark

with a copy to (which shall not constitute notice):

Robinson, Bradshaw & Hinson, P.A.

101 North Tryon Street, Suite 1900

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Charlotte, NC 28246

Fax: (704) 339-3428

E-mail:

Attention: Mark O. Henry

if to the Buyer or the Company:

Flamel Technologies S.A.

Parc club du Moulin a Vent

33, avenue du Docteur Georges Levy

69693 Vennissieux Cedex France

Attention:

with a copy to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP

51 W. 52nd St.

New York, NY 10019

Fax: (212) 506-5151

Email:  kmilling@orrick.com

thacohen@orrick.com

Attention: R. King Milling, Jr.

Tal Hacohen

7.7           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

7.8           Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

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7.9           Judgment Currency.

(a)          If, for the purpose of obtaining or enforcing judgment against any Party in any court in any jurisdiction with respect to this Agreement it becomes necessary to convert into any other currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in United States dollars, the conversion shall be made at the last exchange rate published in the Wall Street Journal on the business day immediately preceding (the “Exchange Rate”):

(i)          the date actual payment of the amount is due, in the case of any proceeding in the courts of Delaware or in the courts of any other jurisdiction that will give effect to payment being due on such date; or

(ii)         the date on which the French or any other non U.S. court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such payment is made being hereinafter referred to as the "Judgment Payment Date").

(b)          If in the case of any proceeding in the court of any jurisdiction referred to above, there is a change in the Exchange Rate on the date of calculation prevailing between the Judgment Payment Date and the date of actual payment of the amount due, the applicable Party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of United States dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Payment Date.

(c)          Any amount due from Buyer under this Section 7.9 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amount due under or in respect of this Agreement.

7.10         Construction.

(a)          For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; and any gender shall include all genders.

(b)          The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

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(d)          Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e)          The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Remainder of page intentionally left blank; signature pages follow.]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

FSC HOLDING COMPANY, LLC

By:	/s/ Peter Steelman
Name: Peter Steelman
Title: President and CEO

FSC THERAPEUTICS, LLC

By:	/s/ Peter Steelman
Name: Peter Steelman
Title: President and CEO

FSC LABORATORIES, INC.

By:	/s/ Peter Steelman
Name: Peter Steelman
Title: President and CEO

DEERFIELD CSF, LLC

By:	/s/ David J. Clark
Name: David J. Clark
Title: Authorized Signatory

/s/ Peter Steelman
Peter Steelman

/s/ James Flynn
James Flynn

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

Flamel Technologies SA,
solely for purposes of Section 1.7

By:	/s/ Michael S. Anderson
Name: Michael S. Anderson
Title: Chief Executive Officer

FLAMEL US HOLDINGS, INC.

By:
Name:
Title: Authorized Signatory

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

EXHIBIT A

CAPITALIZED TERMS

For purposes of the Agreement (including this Exhibit A):

“Accelerated Value” shall mean as of any date of determination, (i) all of the remaining unpaid Fixed Payments plus (ii) $12,500,000 minus (iii) the amount of Deferred Payments paid by the Buyer to the date of determination.

“Acceleration Trigger Event” shall mean the occurrence of any one or more of the following events:

(a)          The Buyer shall, on its own behalf, (i) file a voluntary petition or commence a voluntary case seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) apply for or consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of itself or all or a substantial part of its properties or assets, (iii) fail generally, or admit in writing its inability, to pay its debts generally as they become due, (iv) make a general assignment for the benefit of creditors or (v) take any corporate action to authorize or approve any of the foregoing; or

(b)          Any involuntary petition or case shall be filed or commenced against the Buyer seeking liquidation, winding-up, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, and such petition or case shall continue undismissed and unstayed for a period of 60 days; or an order, judgment or decree approving or ordering any of the foregoing shall be entered in any such proceeding;

(c)          The Company transfers (whether by sale, assignment, merger, change of control, conveyance of rights, deed of trust, lien, license, sublicense, seizure or other transfer of any sort, voluntary or involuntary, including by operation of law) any of its right, title or interest in or to the Product Intellectual Property or Product Regulatory Rights other than in a Reincorporation Transaction (in which case this provision shall apply thereafter to New Subsidiary); provided, however, such requirement shall not apply to (i) the direct or indirect license of Product Intellectual Property or Product Regulatory Rights to make, have made, use, promote, import, offer to sell or sell Products solely on behalf of, or for the benefit of, the Company or (ii) the direct or indirect license of Product Intellectual Property or Product Regulatory Rights for any reason other than to make, have made, use, promote, import, offer to sell or sell Products; or

(d)          The material breach of any of the covenants set forth in Section 1.6(j), which breach is not cured within ten Business Days after notice of such breach is delivered to Buyer.

A-1

“Affiliated Company Indebtedness” means all Company Indebtedness owed by the Company Parties to Deerfield PDI Financing II, L.P. and/or Deerfield Private Design Fund II, L.P. that remains outstanding as of the Closing Date.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq., as amended from time to time, and any successor statute, and all regulations from time to time promulgated thereunder.

“Business Day” shall mean any day other than a day on which banks in New York, NY or Paris, France are authorized or obligated to be closed.

“Closing Working Capital” means the consolidated current assets of the Company Parties less the consolidated current liabilities of the Company Parties, prepared from the books and records of the Company and calculated in accordance with GAAP and the Company’s accounting policies and procedures, consistently applied.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Indebtedness” means all obligations for borrowed money owed by the Company Parties immediately prior to the Effective Time and any liens on the assets of the Company Parties securing such obligations, or pursuant to any guaranty or arrangements having the economic effect and interest (including default interest), premiums, penalties (including prepayment and early termination penalties and default penalties or judgments), breakage fees and other amounts owing in respect of such obligations or guarantees.

“Company Party” means the Company or any of its Subsidiaries and “Company Parties” means the Company and all of its Subsidiaries collectively.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contract” shall, with respect to any Person, mean any written, oral or other agreement, contract, subcontract, lease (whether real or personal property), mortgage, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable law, and shall include all amendments and modifications thereto.

“Copyright” means all copyrights and moral rights, including the legal right provided by the Copyright Act of 1976, as amended, to the expression contained in any work of authorship fixed in any tangible medium of expression together with any similar rights arising in any other country as a result of statute or treaty, and all registrations, applications, renewals, extensions and reversions thereof.

“DEA” means the United States Drug Enforcement Administration or any successor agency thereto.

“Default Rate” shall mean 15%, or, if lower, the highest maximum rate permitted by law.

A-2

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“D&O Indemnified Parties” means each Person who was at any time prior the Effective Time a director or officer of any Company Party.

“Earnings Report” means, (i) during any period when the Buyer is obligated to file reports under the provisions of the Securities Exchange Act of 1934, the Form 6-K filed by the Buyer containing its financial information for such quarter and (ii) during any period when the Buyer is not obligated to file reports under the provisions of the Securities Exchange Act of 1934, the internal financial statements prepared by Buyer.

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, easement, condition, preemptive right, community property interest, right of first refusal or right of first offer, or similar restriction of any kind, including any restriction on the voting of any security or Equity Interest, any restriction on the transfer of any security, Equity Interest or other asset, and any restriction on the receipt of any income or exercise of any other attribute of ownership, under any Legal Requirement.

“Entity” shall mean any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Equity Interests” means, with respect to any Person, the capital stock, limited liability company interests, membership interests, partnership interests, profits interests or other equity interests of such Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“Fundamental Representations” means those representations and warranties set forth in Sections 2.1 (Organization; Good Standing; Enforceability), 2.2 (Consents and Approvals; No Violation), 2.3 (Capital Stock; Subsidiaries), 2.5(a) (No Distributions), 2.18 (Title to Assets), 2.21 (Brokers), 2.22 (Transaction Payments), 2.24 (Distributions to Sellers) and all of Article 3.

“GAAP” means generally accepted accounting principles as recognized by the American Institute of Certified Public Accountants.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, exceptions, orders, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

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“Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Taxing authority); or (d) self-regulatory organization (including the NASDAQ Global Market).

“Indemnified Party” shall mean a Seller Indemnified Party or a Buyer Indemnified Party, as the case may be.

“Indemnifying Party” shall mean the Sellers pursuant to Section 6.2 or the Buyer pursuant to Section 6.3, as the case may be.

“IRS” shall mean the United States Internal Revenue Service or any successor agency thereto.

“Know-How” means ideas, designs, concepts, compilations of information methods, techniques, methodologies, procedures and processes, compositions, specifications, techniques, technical data and information, designs, drawings, customer lists, supplier lists, pricing and financial information, plans and proposals, algorithms and formulas, whether or not patentable.

“Knowledge of the Company” means the knowledge, after due inquiry, of Peter Steelman or Bryan Sendrowski.

“Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel, whether at law or in equity.

“Legal Requirement” shall mean any federal, state, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, Order, rule, regulation or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Licensed Professional” means a health care practitioner who has pharmaceutical product prescribing authority in the United States and includes medical doctors, doctors of osteopathy, nurse practitioners and physician assistants.

“Lower Target Amount” means -$50,000 (negative fifty thousand dollars).

“Mark” means any word, name, symbol, logos or device used by a Person to identify its goods or services, whether or not registered, all goodwill associated therewith, and any right that may exist to obtain a registration with respect thereto from any Governmental Authority and any rights arising under any such application, together with all registrations, renewals, extensions and reversions thereof. As used in this Agreement, the term “Mark” includes all of the foregoing, including trademarks and service marks.

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“Net Sales” shall mean, without duplication, the gross amount invoiced by or on behalf of the Buyer, the Company Parties or any of their Affiliates or any direct or indirect assignee or licensee of the Buyer or the Company Parties or any of their Affiliates for Products, sold globally in bona fide, arm’s length transactions, less customary deductions determined without duplication in accordance with the selling Person’s customary accounting methods as generally and consistently applied for: (i) cash or terms discounts, (ii) sales, use and value added taxes (if and only to the extent included in the gross invoice amount), (iii) reasonable and customary accruals for third party rebates and chargebacks, (iv) returns, and (v) recalls.

“New Parent” shall mean an entity organized under the Laws of the Republic of Ireland which is the surviving or resulting entity of a Reincorporation Transaction.

“New Subsidiary” means a wholly-owned subsidiary of the New Parent that owns all of the FSC Assets.

“NPA” shall mean the Note Purchase Agreement substantially in the form attached hereto as Exhibit B.

“Order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course of Business” shall mean, in the case of each of the Company and its Subsidiaries, such actions taken in the ordinary course of its normal operations and consistent with its past practices.

“P1” means a Product Detail where the presentation of a Product during the Product Detail is the first presentation made or is the presentation that lasts longer than any other presentation during a meeting with a Licensed Professional.

“P2” means a Product Detail where the presentation of a Product during the Product Detail is the second presentation made or is the presentation that is shorter than the P1 Product Detail but lasts longer than any other presentation during a meeting with a Licensed Professional.

“Party” or “Parties” shall mean the Buyer, the Company and the Sellers.

“Patent” means any patent granted by the United States Patent and Trademark Office or by the comparable agency of any other country, and any renewal, thereof, and any rights arising under any patent application filed with the United States Patent and Trademark Office or the comparable agency of any other country and any rights that may exist to file any such application, including all continuations, divisional, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof.

“Permitted Encumbrances” means (a) statutory liens for Taxes that are not yet due and payable or Taxes that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established in the Company’s financial statements in accordance with GAAP; (b) statutory, common law or civil law liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented pursuant to which the applicable Company Party is not in default in any material respect, and which are not, individually or in the aggregate, material to the business of the Company; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under Legal Requirements, which are not, individually or in the aggregate, material to the business of the Company; (d) statutory, common or civil law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens with respect to amounts not yet due and payable, which are not, individually or in the aggregate, material to the business of the Company.

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“Person” shall mean any individual, Entity or Governmental Body.

“Person” shall mean any individual, Entity or Governmental Body.

“Pre-Closing Period” shall mean any taxable year or other taxable period of a Company Party ending on or prior to the Closing Date (including the portion of any Straddle Period ending on and including the Closing Date).

“Pre-Closing Taxes” shall mean all Taxes imposed on the Company Parties for any Pre-Closing Period.

“Products” means the products set forth on Schedule A-1(whether sold under the brand name set forth on Schedule A-1 or otherwise under the Governmental Authorization set forth on Schedule A-1).

“Product Detail” means a face-to-face meeting between a professional, trained, and qualified representative of a Company Party and a health care professional, during which a presentation of one or more of the Products is orally presented.

“Product Intellectual Property” shall mean all Proprietary Rights held or licensed by the Company Parties that is, or may hereafter be, necessary to develop, make, have made, promote, market or sell the Products.

“Product Regulatory Rights” shall mean each and every investigational new drug application or new drug application and/or state license or registration that is held or obtained (if any) that is necessary to develop, conduct clinical trials relating to, manufacture, have manufactured, distribute, promote, market or sell the Products.

“Prohibited Person” means (i) a Person on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Department of the Treasury or the Denied Persons List or Entity List administered by the U.S. Department of Commerce; (ii) a Person on any list of sanctioned Persons administered by the European Union or Member of the European Union; (iii) the government of any nation against which the United States imposes a trade embargo, including any agency or instrumentality thereof; or (iv) a Person acting or purporting to act, directly or indirectly, on behalf of, or an entity that is majority owned or controlled by, any of the Persons covered by subparagraphs (i), (ii) or (iii).

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“Proprietary Rights” means, with respect to a Person, all Copyrights, Marks, Trade Names, Trade Secrets, Patents, intellectual property rights in inventions and discoveries, intellectual property rights in internet web sites and internet domain names and subdomain names and intellectual property rights in Know-How, owned or used by such Person.

“Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

“Reviewing Accountant” means one of the “Big Four” accounting firms or another nationally-recognized accounting firm mutually agreeable to the Buyer and the Sellers.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Straddle Period” shall mean any taxable year or other taxable period beginning before and ending after the Closing Date.

“Tax” shall mean (i) any federal, state, local, foreign or other taxes, levies, charges and fees or other similar governmental assessments or liabilities, including, without limitation, any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, assessment, addition to tax or interest, whether disputed or not and (ii) any liability in respect of items described in clause (i) by reason of contract, assumption, transferee liability, operation of law, U.S. Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar provision under any law or regulation) or otherwise.

“Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, disclosure, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Trade Names” means any words, name or symbol used by a Person to identify its business.

“Trade Secrets” means business or technical information of any Person including, but not limited to, customer lists, marketing data and Know-How, that is not generally known to other Persons who are not subject to an obligation of nondisclosure and that derives actual or potential commercial value from not being generally known to other Persons.

A-7

“Transaction Agreements” means this Agreement and each other agreement and document to be executed and delivered by a Party in connection with this Agreement.

“Transaction Expenses” means all fees and expenses incurred by Sellers or any Company Party at or prior to the Closing in connection with the transactions contemplated by this Agreement and the other Transaction Agreements (including preliminary discussions, term sheet negotiations and discussions with third parties), including any legal, accounting, broker’s, investment banker, dataroom provider, financial printer and any other third party service provider fees and expenses, and including any change of control, severance, transaction bonus or similar payment committed to any officer, director or employee of a Company Party in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

“Upper Target Amount” means $50,000 (fifty thousand dollars).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar federal, state or local law.

A-8

ADDITIONAL DEFINITIONS

Each of the following definitions is set forth in the section of the Agreement indicated below:

Definition	Section

Audit Notice	1.6(d)
Balance Sheet	2.4
Balance Sheet Date	2.4
Buyer	Preamble
Buyer Documents	4.2
Closing	1.5(a)
Closing Date	1.5(a)
Company	Recitals
Company Transaction Payments	2.22
Deferred Consideration	1.6(a)
Deferred Payment	1.6(a)
Disclosure Schedule	2
Deferred Payment Calculation	1.6(b)
Deferred Payment Calculation Objection Notice	1.6(d)
Effective Time	1.5(a)
Financial Statements	2.4
Foreign Plan	2.9(d)
Leased Real Property	2.11
Material Contract	2.17(a)
Pension Plan	2.9(d)
Product Suppliers	2.16
Sellers	Preamble
Seller Documents	3.2
Units	Recitals

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Schedule A-1

Brand Name	API	Governmental Authorization
Flexichamber	NA	510(k) – K140062
Karbinal ER	Cabinoxamine maleate	NDA – N022556
	Cefaclor	ANDAS – A065412 or A065146
AcipHex Sprinkle	Rabeprazole sodium	NDA – N204736
E-Z Spacer	NA	510(k) – K933090

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